CREDIT AGREEMENT
dated as of May 16, 2008
by and among
AGCO CORPORATION
and
CERTAIN SUBSIDIARIES NAMED HEREIN,
as Borrowers,
THE LENDERS NAMED HEREIN,
as Lenders,
COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.,
“RABOBANK NEDERLAND”, NEW YORK BRANCH,
as Sole Lead Arranger and Book Runner,
and
THE BANK OF TOKYO – MITSUBISHI UFJ, LTD., NEW YORK BRANCH,
as Syndication Agent,
and
SUNTRUST BANK,
as Documentation Agent
and
COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.,
“RABOBANK NEDERLAND”, NEW YORK BRANCH,
as Administrative Agent

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EXHIBITS AND SCHEDULES:

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Lender Addendum
Exhibit D	Form of Designated Borrower Request and Assumption Agreement
Exhibit E	From of Designated Borrower Notice

Schedule G-1	Guarantors
Schedule 2.10	Existing Letters of Credit
Schedule 4.1(b)	Subsidiaries; Material Subsidiaries and Joint Ventures
Schedule 4.1(l)	ERISA Matters
Schedule 4.1(n)	Environmental Matters
Schedule 4.1(o)	Tax Matters
Schedule 4.1(t)	Indebtedness

-iv-

CREDIT AGREEMENT
This CREDIT AGREEMENT (this “Agreement”) dated as of May 16, 2008 by and among AGCO CORPORATION, a Delaware corporation (“AGCO”), AGCO INTERNATIONAL LIMITED, an English corporation (“AGCO UK”), AGCO INTERNATIONAL HOLDINGS B.V., a Dutch company, having its corporate seat in Grubbenvorst, the Netherlands (“AGCO BV”; and together with AGCO and AGCO UK, each are referred to herein collectively as the “Initial Borrowers” and individually as a “Initial Borrower”); the lenders (the “Lenders”) signatory hereto; COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH (“Rabobank”), as sole lead arranger and book runner; and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH, as administrative agent for the Lenders (together with any successor, in such capacity, the “Administrative Agent”).
WITNESSETH:
     WHEREAS, AGCO, certain subsidiaries of AGCO, the Administrative Agent and certain other financial institutions are parties to that certain Credit Agreement dated as of December 22, 2003 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”); and
     WHEREAS, AGCO and each other Initial Borrower operate related businesses, each being integral to the other; and
     WHEREAS, AGCO and each other Initial Borrower acknowledge that the credit facility provided hereby is and will be of direct interest, benefit and advantage to each of them, and will enable them to achieve synergy and economies of scale; and
     WHEREAS, at the request of AGCO and each other Initial Borrower, the Administrative Agent, the Issuing Bank and the Lenders have agreed to extend the credit provided for hereunder;
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the parties hereto hereby agree as follows:
ARTICLE 1. DEFINITIONS AND ACCOUNTING TERMS
     Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Adjusted Unused Commitment” means, with respect to any Lender at any date of determination, (a) such Lender’s Commitment at such time, minus (b) the Equivalent Amount in U.S. Dollars as of such date of (i) the aggregate principal amount of all Revolving Loans made by such Lender and outstanding on such date, plus (ii) such Lender’s Pro Rata Share of (x) the aggregate Available Amount of all Letters of Credit issued for the account of any Borrower and outstanding on such date, plus (y) the aggregate principal amount of all Letter of Credit Advances outstanding on such date in respect of Letters of Credit issued for the account of any Borrower.
     “Administrative Agent” has the meaning specified in the introductory paragraph of this Agreement.
     “Administrative Agent’s Account” means:
          (a) for U.S. Dollars, the account of the Administrative Agent with JPMorgan Chase Bank N.A., ABA # 021000021, For the Account of: Rabobank, New York Branch, Account No. 400-212307, For Further Credit to: AGCO Corporation, Reference: Loan Synd./ 80900, Attention: Loan Syndications/Sui Price;
          (b) for British pounds, the account of the Administrative Agent maintained with HSBC London, Swift # MIDLGB22, For the Account of: Rabobank, London (RABOGB2L), Account No. SORT Code: 405091, For Further Credit to: Rabobank, New York Branch, Account No. 1429957021, Reference AGCO Corporation;
          (c) for Euros, the account of the Administrative Agent maintained with Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, Utrecht Branch, The Netherlands, Swift # RABONL2U, For the Account of: Rabobank, New York Branch (RABOUS33), Account No. 390817333, Reference: AGCO Corporation; or
          (d) for Canadian Dollars, the account of the Administrative Agent maintained with Canadian Imperial Bank of Commerce, ABA # CIBCCATT, For the Account of: Rabobank, New York Branch (RABOUS33), Account No. 1482610, Reference: AGCO Corporation.
     “Affected Lender” has the meaning specified in Section 11.5.
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director, officer or partner of such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person includes (a) the direct or indirect beneficial ownership by such other Person of ten percent (10%) or more of the outstanding voting securities or voting equity of such Person or (b) by such other Person of the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of Stock, by contract or otherwise; provided that no mutual fund shall be deemed to be an Affiliate of such Person solely by reason of having the power to vote ten percent (10%) or more of the voting Stock of such Person.
     “AGCO” has the meaning specified in the introductory paragraph of this Agreement.
     “AGCO BV” has the meaning specified in the introductory paragraph of this Agreement.
     “AGCO UK” has the meaning specified in the introductory paragraph of this Agreement.

     “Agreed Alternative Currency” has the meaning specified in Section 2.2(a)(viii).
     “Agreement” means this Agreement.
     “Agreement Date” means the date as of which this Agreement is dated.
     “Anti-Terrorism Laws” means, collectively, any law, regulation or order relating to terrorism, national security, U.S. embargoes or other sanctions, or money laundering, including, without limitation, the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. § 5 et seq.), the International Security Development and Cooperation Act (22 U.S.C. § 2349aa-9 et seq.), Executive Order No. 13224, and the USA Patriot Act, and any rules and regulations promulgated pursuant to or under the authority of any of the foregoing (including, without limitation, the rules and regulations promulgated or administered by OFAC).
     “Applicable Accounting Standards” means, as of the date of this Agreement, GAAP; provided, however, that AGCO may, upon not less than sixty (60) days prior written notice to the Administrative Agent, change to IFRS; provided, however, (a) such notice of its change to IFRS shall be accompanied by a description in reasonable detail of any material variation between the application of accounting principles under GAAP and the application of accounting principles under IFRS in calculating the financial covenants under Section 7.18 hereof and the reasonable estimates of the difference between such calculations arising as a consequence thereof, and (b) if such change is deemed by the Administrative Agent to be material or detrimental to the Lenders, such change shall not be effective for purposes of calculating the financial covenants hereunder until AGCO and the Required Lenders have agreed upon amendments to the financial covenants contained herein to reflect any change in such basis.
     “Applicable Law” means, in respect of any Person, all provisions of constitutions, statutes, rules, regulations, permits and orders of governmental bodies or regulatory agencies applicable to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.
     “Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Loan denominated in U.S. Dollars and such Lender’s LIBOR Lending Office for Loans denominated in any Offshore Currency.
     “Applicable Margin” means, as of any date of determination, the per annum interest rate margin from time to time in effect and payable, set forth below:

		Applicable
		Margin for
		LIBO Rate
		Revolving
		Loans and for
		Base Rate	Applicable
		Revolving	Margin for Base
		Loans in	Rate Revolving	Applicable
		Offshore	Loans in U.S.	Margin for
Level	Total Debt Ratio	Currencies	Dollars	Unused Fee
Level I	Greater than or equal to 2.50 to 1.00	1.75%	0.50%	0.35%

Level II	Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	1.50%	0.25%	0.30%

Level III	Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	1.25%	0.00%	0.25%

Level IV	Less than 1.50 to 1.00	1.00%	0.00%	0.20%

; provided, however, if AGCO’s corporate family rating from S&P and Moody’s is “BBB-” and “Baa3”, respectively, or better, the Applicable Margin for both the Base Rate Loans and the LIBO Rate Loans shall be decreased by 0.25% (but shall not be less than 0.00%) from the applicable amount shown in the table above and the Applicable Margin for the Unused Fee shall be decreased by 0.05% from the applicable amount shown in the table above. The Applicable Margin for each Revolving Loan and the Unused Fee shall be determined by reference to the Total Debt Ratio in effect from time to time at the end of each fiscal quarter based on the financial statement for the most recently ended fiscal quarter and the three immediately preceding completed fiscal quarters; provided, however, that (x) no change in the Applicable Margin shall be effective until three (3) Business Days after the date on which the Administrative Agent receives financial statements pursuant to Section 6.1(b) and (c), as the case may be, and a certificate of an Authorized Financial Officer of AGCO demonstrating such ratio, attaching thereto a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by AGCO in determining such Total Debt Ratio, (y) the Applicable Margin shall be at Level IV as set forth in the table above from the Agreement Date through and including the third Business Day after the Administrative Agent receives the information required by clause (x) of this proviso for the first fiscal quarter ending March 31, 2008, and (z) the Applicable Margin shall be at Level I as set forth in the table above (i) if AGCO has not submitted to the Administrative Agent the information described in clause (x) of this proviso as and when required under Section 6.1(b) or (c), as the case may be, for so long as such information has not been received by the Administrative Agent, and (ii) at the election of the Administrative Agent or the Required Lenders, upon the occurrence and during the continuation of any Event of Default (whether or not the Default Rate of interest shall then be in effect).

Anything contained herein to the contrary notwithstanding, in the event that any financial statement or any financial compliance schedule or certificate (a “Compliance Certificate”) required to be delivered pursuant to Section 6.1 is shown to be inaccurate (regardless of whether this Agreement or the Revolving Loan Facility is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin with respect to any Loans or the Unused Fee for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then the Borrowers shall immediately (a) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (b) determine the Applicable Margin with respect to such Loans and the Unused Fee for such Applicable Period based upon the corrected Compliance Certificate, and (c) pay to the Administrative Agent the accrued additional interest and the Unused Fee owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly distributed to the Lenders. This provision shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.6(b) and Article VIII.
     “Applicant Borrower” has the meaning specified in Section 2.13.
     “Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Asset Disposition” means the disposition of any or all of the assets (including, without limitation, the Stock of a Subsidiary or any ownership interest in a joint venture) of any Borrower or any Subsidiary whether by sale, lease, transfer or otherwise, excluding the sale of Inventory in the ordinary course of business and the sale of Receivables pursuant to a Securitization Facility.
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, accepted by the Administrative Agent, and in accordance with Section 10.7 and in substantially the form of Exhibit A hereto.
     “Authorized Financial Officer” of a Person means the Chief Financial Officer, the Treasurer, the Assistant Treasurer, the Controller or such other senior officer of such Person holding an equivalent position.
     “Authorized Signatory” means, with respect to any Person, such senior personnel of such Person as may be duly authorized and designated in writing by such Person to execute documents, agreements, and instruments on behalf of the Person.
     “Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

     “Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. Section 101 et seq.), and any similar laws relating to the insolvency of debtors in any other country, as the same may now or hereafter be amended, and including any successor statute.
     “Base Rate” means, at any date of determination, a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to: (a) with respect to Revolving Loans in U.S. Dollars, the higher of (i) the rate of interest announced by the Administrative Agent, in New York, New York, from time to time, as its base rate (the “Reference Rate”) and (ii) one-half of one percent (0.50%) per annum above the Federal Funds Rate, and (b) with respect to Revolving Loans in Offshore Currencies, the offered quotation to first class banks in the Euro Zone interbank market for Euro overnight deposits of amounts in immediately available funds comparable to the amount of the requested Loan as of 11:00 A.M. (Brussels time) on such date, as determined by the Administrative Agent. Each change in the Base Rate shall take effect automatically as of the opening of business on the effective date of the change in the applicable rate described above.
     “Base Rate Loan” shall mean any Loan hereunder that bears interest based on the Base Rate plus the Applicable Margin in effect from time to time with respect to the Loans accruing at the Base Rate.
     “Blocked Person” has the meaning specified in Section 4.1(w).
     “Board of Directors” means (a) with respect to a corporation, the board of directors of such corporation or a duly authorized committee of the board of directors, (b) with respect to a partnership, the board of directors or similar body of the general partner (or, if more than one general partner, the managing general partner) of such partnership, and (c) with respect to a limited liability company, any managing or other authorized committee of such limited liability company or any board of directors or similar body of any managing member.
     “Borrower” and “Borrowers” means each of the Initial Borrowers and, if the conditions of Section 2.13 are satisfied, any other Designated Borrower.
     “Borrower’s Account” means the account of the Borrower requesting such a Borrowing, as specified in such Borrower’s Notice of Borrowing.
     “Borrowing” means a Revolving Loan Borrowing or a Letter of Credit Advance, as the context may require.
     “Borrowing Subsidiary” and “Borrowing Subsidiaries” means each of the Borrowers other than AGCO.
     “Business Day” means a day of the year (a) on which banks are not required or authorized to close in New York, New York or Atlanta, Georgia; (b) if the applicable Business Day relates to any LIBO Rate Loan, on which any Lender carries on dealings in the London interbank and foreign exchange markets; and (c) if the applicable Business Day relates to any Loan or Letter of Credit in a currency other than U.S. Dollars, on which banks are not required or authorized to close in the city of the jurisdiction of such currency where the Administrative Agent’s Account for such currency is located.

     “Canadian Dealer Receivable Factoring Program” means a program of sales (without recourse for loss resulting from an account debtor’s inability to pay) by AGCO Canada of interest bearing Receivables subject to the Canadian Securitization to a Finance Company, as more fully set forth in the Canadian Dealer Receivable Factoring Program Documents.
     “Canadian Dealer Receivable Factoring Program Documents” means (a) a Repurchased Receivables Purchase Agreement among AGCO Canada, as the seller, and AGCO Finance Canada, Ltd., as buyer, (b) a Servicing and Support Agreement, dated on or about April 1, 2005 among AGCO, as initial servicer, AGCO Finance Canada, Ltd., as purchaser, and (c) all other agreements executed in connection with the foregoing, as the same may be amended, supplemented, modified or replaced from time to time with the consent of the Administrative Agent.
     “Canadian Dollars” and “Cdn. $” each means lawful money of Canada.
     “Canadian Securitization” means funding in connection with sales by the Canadian Subsidiary of wholesale Receivables invoiced to third parties at addresses located in Canada under a securitization trust vehicle, as more fully set forth in the Canadian Securitization Documents.
     “Canadian Securitization Documents” means (a) that certain Receivables Purchase Agreement among Canadian Subsidiary, as the seller, AGCO, as the initial servicer, Nieuw Amsterdam Receivables Corporation, as the purchaser, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank International”, New York Branch, as the agent, dated April 11, 2001, as amended, (b) that certain Liquidity Asset Purchase Agreement among Nieuw Amsterdam Receivables Corporation, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank International”, New York Branch, as the committed purchaser, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank International”, New York Branch, as liquidity agent, dated April 11, 2001, as amended, and (c) all other agreements executed in connection with the foregoing, as the same may be amended, supplemented, modified or replaced from time to time with the consent of the Administrative Agent.
     “Canadian Subsidiary” means AGCO Canada, Ltd., a Saskatchewan corporation.
     “Capitalized Leases” means all leases that have been or should be, in accordance with Applicable Accounting Standards, recorded as capitalized leases on a balance sheet of the lessee, excluding operating leases.
     “Cash Equivalents” means, for any Person, any of the following, to the extent owned by such Person free and clear of all Liens, other than Permitted Liens and having a maturity of not greater than one (1) year from the date of acquisition: (a) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States, (b) readily marketable direct obligations denominated in U.S. Dollars of any other sovereign government or any agency or instrumentality thereof which are unconditionally guaranteed by the full faith and credit of such government and which have a rating equivalent to at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by

S&P, (c) insured certificates of deposit of, time deposits, or bankers’ acceptances with any commercial bank that issues (or the parent of which issues) commercial paper rated as described in clause (d) below, is organized under the laws of the United States or any State thereof or is a foreign bank or branch or agency thereof acceptable to the Administrative Agent and, in any case, has combined capital and surplus of at least U.S. $1,000,000,000 (or the foreign currency equivalent thereof) or (d) commercial paper issued by any corporation organized under the laws of any State of the United States or any commercial bank organized under the laws of the United States or any State thereof or any foreign bank, each of which shall have a consolidated net worth of at least U.S. $250,000,000, rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.
     “CERCLIS” has the meaning specified in Section 4.1(n).
     “Change of Control” means at any time, the occurrence of any of the following: (a) any Person or two or more Persons (including any “group” as that term is used in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of voting Stock of AGCO (or other securities convertible into such voting Stock) representing thirty-five percent (35%) or more of the combined voting power of all voting Stock of AGCO; or (b) during any period of up to twenty-four (24) consecutive months, commencing after the Agreement Date, individuals who at the beginning of such twenty-four (24)-month period were directors of AGCO (together with any new directors whose election to the board of directors or whose nomination for election by AGCO’s stockholders was approved by a vote of at least two-thirds of the members of the board of directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease for any reason to constitute a majority of the board of directors of AGCO; or (c) any “Change of Control”, as defined in any of the Subordinated Debt Documents shall occur; or (d) AGCO shall fail to own, directly or indirectly, one hundred percent (100%) of the Stock of each Subsidiary of AGCO that is a Material Subsidiary except as permitted by Section 7.7.
     “Commitment” means, (i) with respect to any Lender at any time, the amount set forth on Schedule I to the Lender Addendum delivered by such Lender under the caption “Commitment” or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 10.7(d) as such Lender’s “Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.4 and (ii) with respect to any Issuing Bank at any time, its Letter of Credit Commitment.
     “Commodity Agreement” means any commodity exchange contract, commodity swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement related to commodities.
     “Common Stock” means the common stock, par value U.S. $.01 per share, of AGCO.

     “Computation Date” means the date on which the Equivalent Amount of any Offshore Currency Loan is determined.
     “Consolidated” refers to the consolidation of accounts in accordance with Applicable Accounting Standards, except that, in the case of AGCO, notwithstanding Applicable Accounting Standards, “Consolidated” shall refer to the consolidation of accounts of AGCO and its Subsidiaries, with any Finance Company being accounted for on an equity basis of accounting.
     “Consolidated EBITDA” means, for any period, (a) Consolidated Net Income (or net loss) for such period, plus (b) Consolidated Net Interest Expense for such period and all of the following amounts deducted in arriving at such Consolidated Net Income: (i) amounts in respect of taxes imposed on or measured by income or excess profits (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses on sales of assets, to the extent such gains or losses are not included in the definition of Consolidated Net Income), (ii) depreciation and amortization expense, (iii) extraordinary or non-recurring cash expenses (not to exceed U.S. $25,000,000 in the aggregate in any four fiscal quarter period), (iv) losses under any Securitization Facility incurred in connection with the initial transfer of Receivables thereunder, and (v) all other non-cash items reducing Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by Applicable Accounting Standards to be, made), minus (c) all non-cash items or extraordinary or non-recurring gains increasing Consolidated Net Income, all as determined in accordance with Applicable Accounting Standards.
     “Consolidated Interest Expense” means, for any period, the sum of (a) all amounts that would be deducted in arriving at Consolidated Net Income for such period in respect of interest charges (including amortization of debt discount and expense and imputed interest on Capitalized Leases) and (b) interest expense attributable to any Securitization Funding for such period.
     “Consolidated Interest Income” means, for any period, the sum of all amounts that would be included, for purposes of determining Consolidated Net Income, as income of AGCO and its Subsidiaries for such period in respect of interest payments by third parties to AGCO and its Subsidiaries.
     “Consolidated Net Income” means, for any period, the net income (or deficit) of AGCO and its Subsidiaries for such period (taken as a cumulative whole), after deducting all operating expenses, provisions for all taxes and reserves (including reserves for deferred income taxes) and all other proper deductions, after eliminating all intercompany transactions and after deducting portions of income properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries, but including the income (or deficit) of any Person that becomes a Subsidiary or is merged into AGCO or a Subsidiary during such period that accrued during such period prior to the date on which it became a Subsidiary or was merged into AGCO or a Subsidiary, provided that there shall be excluded for purposes of calculating Consolidated Net Income: (a) the income (or deficit) of any Person (other than a Subsidiary) in which AGCO or any Subsidiary has an ownership interest, except to the extent that any such income has been actually received by AGCO or such Subsidiary in the form of cash dividends or similar distributions; (b) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary; (c) any aggregate net gain or aggregate net loss during such period arising from the sale, exchange or other disposition of capital assets (such term to include all fixed assets, whether tangible or intangible, all Inventory sold in conjunction with the disposition of fixed assets, and all securities); (d) any write-up of any asset, or any write-down of any asset other than Receivables or Inventory; (e) any net gain from the collection of the proceeds of life insurance policies; (f) any gain or loss arising from the acquisition of any securities, or the extinguishment, under Applicable Accounting Standards, of any Indebtedness, of AGCO or any Subsidiary; and (g) any net income or gain or any net loss during such period from any change in accounting, from any discontinued operations or the disposition thereof, from any extraordinary events or from any prior period adjustments.
     “Consolidated Net Interest Expense” means, for any period, (a) Consolidated Interest Expense for such period, minus (b) Consolidated Interest Income for such period.
     “Contribution Agreement” means that certain Contribution Agreement among the Guarantors dated as of the date hereof, as amended or supplemented from time to time with the consent of the Administrative Agent.
     “Conversion”, “Convert” and “Converted” each refer to a conversion of Loans of one Type into Loans of the other Type pursuant to Section 2.7 or 2.8.
     “Currency Exchange Excess” has the meaning specified in Section 12.5.
     “Dealer Receivable Factoring Program” means, individually and collectively, the Canadian Dealer Receivable Factoring Program and the US Dealer Receivable Factoring Program.
     “Dealer Receivable Factoring Program Documents” means, individually and collectively, the US Dealer Receivable Factoring Program Documents and the Canadian Dealer Receivable Factoring Program Documents.
     “Default” means any of the events specified in Section 8.1 regardless of whether there shall have occurred any passage of time or giving of notice (or both) that would be necessary in order to constitute such event an Event of Default.
     “Defaulting Lender” means, at any time, any Lender that, at such time, owes any amount required to be paid by such Lender to the Administrative Agent, the Issuing Bank or any other Lender hereunder or under any other Loan Document which has not been so paid as of such time (including, without limitation, any amount required to be paid by such Lender to fund a Letter of Credit Advance, to purchase its Pro Rata Share in a Swing Line Loan or otherwise fund its Pro Rata Share of any Borrowing).
     “Default Rate” means a simple per annum interest rate equal to, (a) with respect to outstanding principal, the sum of (i) the Base Rate or the LIBO Rate, as applicable, plus (ii) the highest Applicable Margin, plus (iii) two percent (2%), and (b) with respect to all other

Obligations, the sum of (i) the Base Rate, plus (ii) the highest Applicable Margin, plus (iii) two percent (2%).
     “Designated Borrower” has the meaning specified in Section 2.13.
     “Designated Borrower Notice” has the meaning specified in Section 2.13.
     “Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.13.
     “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” on Schedule I to the Lender Addendum delivered by such Lender or in the Assignment and Acceptance pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Administrative Agent.
     “Domestic Subsidiary” means a Subsidiary of AGCO that is organized or formed under the laws of the United States or any jurisdiction thereof.
     “Eligible Assignee” means (a) a commercial bank, savings bank or savings and loan association having a combined capital and surplus of at least U.S. $250,000,000, (b) a finance company, insurance company, or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of U.S. $250,000,000, (c) a Lender, an Affiliate (other than individuals) of a Lender or an Approved Fund, and (d) any other Person (other than a natural person) that shall be approved by (x) the Administrative Agent, and (y) if no Default then exists, AGCO; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Borrower or any Affiliate or Subsidiary of a Borrower.
     “Environmental Action” means any administrative, regulatory, or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law or any Environmental Permit, including, without limitation (a) any claim by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law, and (b) any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to the environment or, to public health and welfare in respect of Hazardous Materials.
     “Environmental Law” means, with respect to any property or Person, any federal, state, provincial, local or foreign law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to such property or Person relating to the environment, public health and welfare in respect of Hazardous Materials, including, without limitation, to the extent applicable to such property or Person, CERCLA, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal

Insecticide, Fungicide and Rodenticide Act and the Occupational Safety and Health Act, as any of the foregoing may be from time to time amended, supplemented or otherwise modified.
     “Environmental Permit” means, with respect to any property or Person, any permit, approval, identification number, license or other authorization required under any Environmental Law applicable to such property or Person.
     “Equivalent Amount” means (i) whenever this Agreement requires or permits a determination on any date of the equivalent in U.S. Dollars of an amount expressed in an Offshore Currency, the equivalent amount in U.S. Dollars of such amount expressed in an Offshore Currency as determined by the Administrative Agent on such date on the basis of the Spot Rate for the purchase of U.S. Dollars with such Offshore Currency on the relevant Computation Date provided for hereunder; or (ii) whenever this Agreement requires or permits a determination on any date of the equivalent amount in an Offshore Currency of such amount expressed in U.S. Dollars, the equivalent amount in such Offshore Currency of such amount expressed in U.S. Dollars as determined by the Administrative Agent on such date on the basis of the Spot Rate for the purchase of such Offshore Currency with U.S. Dollars on the relevant Computation Date provided for hereunder.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, supplemented or otherwise modified from time to time, and the regulations promulgated and rulings issued thereunder.
     “ERISA Affiliate” of any Person means any other Person that for purposes of Title IV of ERISA is a member of such Person’s controlled group, or under common control with such Person, within the meaning of Section 414 of the Internal Revenue Code.
     “ERISA Event” with respect to any Person means:
          (a) either (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan for which such Person or any of its ERISA Affiliates is the plan administrator or the contributing sponsor, as defined in Section 4001(a)(13) of ERISA unless the thirty (30)-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (a) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following thirty (30) days;
          (b) the provision by the administrator of any Plan of such Person or any of its ERISA Affiliates of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA);
          (c) the cessation of operations at a facility of such Person or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA;

          (d) the withdrawal by such Person or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA;
          (e) the failure by such Person or any of its ERISA Affiliates to make a payment to a Plan required under Section 302(f)(1) of ERISA;
          (f) the adoption of an amendment to a Plan of such Person or any of its ERISA Affiliates requiring the provision of security to such Plan, pursuant to Section 307 of ERISA;
          (g) a Plan subject to Title IV or ERISA is in “at risk status” within the meaning of Internal Revenue Code Section 430(i), or a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Internal Revenue Code Section 432(b); or
          (h) the institution by the PBGC of proceedings to terminate a Plan of such Person or any of its ERISA Affiliates, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that could constitute grounds for the termination of, or the appointment of a trustee to administer, such Plan.
     “Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “European Securitization” means a funding in connection with sales by certain Foreign Subsidiaries of AGCO of wholesale Receivables invoiced to third parties at addresses located in Europe to a special purpose entity, as more fully set forth in the European Securitization Documents.
     “European Securitization Documents” means (a) that certain Receivables Transfer Agreement among AGCO Receivables Limited, AGCO S.A., AGCO Limited and Rabobank London dated October 13, 2006, (b) that certain Receivables Transfer Agreement among AGCO Receivables Limited, AGCO Iberia S.A., AGCO Limited and Rabobank London dated October 13, 2006, (c) that certain Receivables Transfer Agreement among AGCO Receivables Limited, AGCO GMBH, AGCO Limited and Rabobank London dated October 13, 2006, (d) that certain Receivables Funding Agreement among AGCO Receivables Limited, Erasmus Capital Corporation and Rabobank London dated October 13, 2006, (e) that certain Subordinated Loan Agreement among AGCO Receivables Limited, AGCO Services Limited, AGCO Limited and Rabobank London dated October 13, 2006, (f) that certain Parent Undertaking Agreement among AGCO Receivables Limited, AGCO and Rabobank London dated October 13, 2006, (g) the Repurchase and Termination Agreement among Erasmus Capital Corporation, Rabobank London, AGCO, AGCO Services Limited, AGCO Limited, AGCO Vertriebs GmbH, AGCO GmbH, AGCO S.A. and AGCO Iberia SA dated October 13, 2006 and (h) all other agreements executed in connection with the foregoing, as the same may be amended, supplemented, modified, restated or replaced from time to time with the consent of the Administrative Agent.
     “European Subordinated Notes” means those certain 6 7/8% Senior Subordinated Notes issued by AGCO, due 2014, in an original principal amount of €200,000,000.

     “Euros” and the designation “#eu#” shall mean the currency introduced on January 1, 1999 at the start of the third stage of European economic and monetary union pursuant to the Treaty (expressed in euros).
     “Event of Default” has the meaning specified in Section 8.1.
     “Executive Order No. 13224” means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
     “Existing Credit Agreement” has the meaning specified in the recitals hereto.
     “Existing L/Cs” has the meaning specified in Section 2.10(a).
     “Facility” means the Revolving Loan Facility or the Letter of Credit Subfacility.
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Fee Letter” means that certain fee letter dated as of the date hereof executed by AGCO and the other Borrowers and addressed to the Administrative Agent.
     “Finance Company” means any of AGCO Finance LLC, AGCO Finance Canada, Ltd., Agricredit Ltd., Agricredit Ltd. Ireland, Agricredit S.N.C., Agricredit GmbH, Agricredit do Brasil, Ltda. and any other Person (a) not a Subsidiary of AGCO, (b) in whom AGCO or its Subsidiaries holds an Investment, and (c) which is engaged primarily in the business of providing retail financing to purchasers of agricultural equipment.
     “Foreign Exchange Agreement” means a foreign currency exchange hedging product providing foreign currency exchange protection.
     “Foreign Government Scheme or Arrangement” has the meaning specified in Section 4.1(l).
     “Foreign Plan” has the meaning specified in Section 4.1(l).
     “Foreign Subsidiary” means a Subsidiary of AGCO not organized under the laws of the United States or any jurisdiction thereof.
     “Funded Debt” means without double-counting, with respect to AGCO on a Consolidated basis, as of any date of determination, all obligations of the type described in clauses (a) through (e) of the definition of “Indebtedness” set forth in Article 1 and any Guaranty of any of the foregoing for which a demand for payment has been received, and specifically including, without limitation, the amount of Outstandings hereunder.
     “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accounts and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied.
     “Governmental Authority” means any government or political subdivision of the United States or any other country or any agency, authority, board, bureau, central bank, commission, department or instrumentality thereof or therein, including, without limitation, any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government or political subdivision.
     “Guaranty” or “Guaranteed,” as applied to any Indebtedness, lease or other obligations (each a “primary obligation”), means and includes (a) any guaranty, direct or indirect, in any manner, of any part or all of such primary obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of any part or all of such primary obligation, including, without limiting the foregoing, any reimbursement obligations as to amounts drawn down by beneficiaries of outstanding letters of credit, and any obligation of such Person (the “primary obligor”), whether or not contingent, (i) to purchase any such primary obligation or any property or asset constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of such primary obligation or (2) to maintain working capital, equity capital or the net worth, cash flow, solvency or other balance sheet or income statement condition of any other Person, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner or holder of any primary obligation of the ability of the primary obligor with respect to such primary obligation to make payment thereof or (iv) otherwise to assure or hold harmless the owner or holder of such primary obligation against loss in respect thereof; provided, however, “Guaranty” shall not include non-binding comfort letters limited to corporate intent or policies.
     “Guarantors” means (a) each Domestic Subsidiary of AGCO on the Agreement Date (other than AGCO Funding Corporation, a Delaware corporation, and, subject to Section 7.10 hereof, AGCO Equipment Company, a Missouri corporation), (b) each of the other Persons listed under the heading of “Guarantor” on Schedule G-1 hereof, and (c) each other Person that delivers a Guaranty Agreement at any time hereafter in compliance with Section 5.14.
     “Guaranty Agreements” means the guaranty agreements, guaranty and indemnity deeds, and other similar agreements delivered on the Agreement Date by each of the Persons listed under the heading of “Guarantor” on Schedule G-1 hereto, guaranteeing or providing an indemnity for the obligations described on Schedule G-1 hereto, and any other agreement delivered after the Agreement Date (including by way of supplement or amendment to any guaranty or indemnity agreement) by any Person providing an indemnity or guaranty of all or any part of the Obligations, in each case as amended, supplemented or modified from time to time in accordance with its terms.
     “Hazardous Materials” means any pollutants, contaminants, toxic or hazardous substances, materials, wastes, constituents, compounds, chemicals, natural or manmade elements or forces (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos and asbestos-containing materials building construction materials and debris, polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by, or may now or in the future form the basis of liability under, any Environmental Laws.
     “Hedge Agreement” means any Interest Hedge Agreement, Foreign Exchange Agreement or Commodity Agreement.
     “IFRS” means the International Financial Reporting Standards, as promulgated by the International Accounting Standards Board.
     “Indebtedness” means, with respect to any Person on any date of determination (without duplication):
          (a) the principal of and premium (if any) in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;
          (b) all obligations under Capitalized Leases of such Person;
          (c) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (excluding trade accounts payable and accrued liabilities arising in the ordinary course of business but only if and so long as such accounts are payable on trade terms customary in the industry), which purchase price or obligation is due more than six (6) months after the date of placing such property in service or taking delivery and title thereto of the completion of such services (provided that, in the case of obligations of an acquired Person assumed in connection with an acquisition of such Person, such obligations would constitute Indebtedness of such Person);
          (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);
          (e) the principal amount of any Securitization Funding;

          (f) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of the Stock of such Person;
          (g) all obligations of the type referred to in clauses (a) through (f) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guaranty; and
          (h) all obligations of the type referred to in clauses (a) through (g) above of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.
The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations as described above at such date. For purposes of this Agreement, Indebtedness, with respect to any Person as of any date, means the actual amount of Indebtedness then outstanding with respect to which such Person is then liable without deduction for any discount therefrom as may be reflected on such Person’s financial statements to reflect the value of any warrants or other equity securities that may be issued together with such Indebtedness. Indebtedness shall not include, for purposes of this Agreement, obligations in connection with the factoring of Receivables permitted hereunder, provided that the Receivables subject to such factoring arrangement are not required under Applicable Accounting Standards to be included on the Consolidated balance sheet of AGCO and its Subsidiaries.
     “Indemnified Party” has the meaning specified in Section 10.4.
     “Initial Borrower” and “Initial Borrowers” have the respective meanings specified in the introductory paragraph of this Agreement.
     “Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.
     “Interest Coverage Ratio” means, on any date of determination, the ratio of (a) Consolidated EBITDA for the most recent fiscal quarter of AGCO for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.1(b) and for the three complete fiscal quarters of AGCO immediately preceding such fiscal quarter to (b) Consolidated Interest Expense for the most recent fiscal quarter of AGCO for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.1 and for the three complete fiscal quarters of AGCO immediately preceding such fiscal quarter.
     “Interest Hedge Agreements” means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.
     “Interest Period” means, for each LIBO Rate Loan comprising part of the same Borrowing (or portion of the same Borrowing), the period commencing on the date of such LIBO Rate Loan or the date of Conversion of any Base Rate Loan into such LIBO Rate Loan, and ending on the last day of the period selected by any Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower requesting a Borrowing pursuant to the provisions below. The duration of each such Interest Period shall be one (1), two (2), three (3) or six (6) months, as such Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided that:
          (a) the duration of any Interest Period for any LIBO Rate Loan that commences before the repayment date for such Loan and otherwise ends after such repayment date shall end on such repayment date;
          (b) if any Borrower fails to select the duration of any Interest Period for a LIBO Rate Loan, the duration of such Interest Period shall be one month;
          (c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;
          (d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month;
          (e) such Borrower shall not select an Interest Period that ends after the Maturity Date.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “IntraLinks” means IntraLinks, Inc. or any other digital workspace provider selected by the Administrative Agent from time to time after notice to AGCO.
     “Inventory” means, with respect to any Person, all “inventory” as that term is defined in the Uniform Commercial Code, including, without limitation, all goods, merchandise and other personal property owned and held for sale in the ordinary course of its business, and all raw materials, work or goods in process, materials and supplies of every nature which contribute to the finished products of such Person.

     “Investment” by any Person in any other Person means any direct or indirect advance, loan (other than advances to wholesale or retail customers in the ordinary course of business that are recorded as Receivables on the balance sheet of such Person) or other extensions of credit (including by way of Guaranty or similar arrangement) or capital contributions to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Stock, Indebtedness or other similar instruments issued by such Person.
     “Issuing Bank” means, individually and collectively as the context may require, (a) Rabobank, and (b) upon request of AGCO and consent of the Administrative Agent and the Swing Line Bank, from time to time, the Swing Line Bank, together in each case with their respective successors and assigns as issuer hereunder of Letters of Credit for the accounts of the Borrowers.
     “L/C Cash Collateral Account” has the meaning specified in Section 8.3.
     “L/C Related Documents” has the meaning specified in Section 2.10(d).
     “Lender Addendum” means, with respect to any Lender as of the Agreement Date, a Lender Addendum, substantially in the form of Exhibit C hereto, executed and delivered by such Lender on the Agreement Date as provided in Section 10.9.
     “Lenders” means each of the banks, financial institutions and other lenders executing a Lender Addendum on the Agreement Date (the “Initial Lenders”) and any assignees of the Initial Lenders who hereafter become parties hereto pursuant to and in accordance with Section 10.7 for so long as such Initial Lender or assignee shall be a party to this Agreement; and “Lender” means any one of the foregoing Lenders.
     “Letter of Credit” has the meaning specified in Section 2.10(a).
     “Letter of Credit Advance” means an advance made by the Issuing Bank pursuant to Section 2.10(c).
     “Letter of Credit Agreement” has the meaning specified in Section 2.10(b).
     “Letter of Credit Commitment” means the obligation of the Issuing Bank to issue Letters of Credit hereunder; provided such obligations shall not exceed in the aggregate the amount of the Letter of Credit Subfacility.
     “Letter of Credit Subfacility” means the aggregate Available Amounts of Letters of Credit the Issuing Bank may issue pursuant to Section 2.10(a), which shall not exceed U.S. $20,000,000.
     “LIBO Rate” means, for any Interest Period for all LIBO Rate Loans by any Lender (whether or not a commercial bank) comprising part of the same Borrowing in any currency, an interest rate per annum equal to the rate per annum:

          (a) in the case of currencies other than Canadian Dollars and Euros, obtained by dividing
               (i) if such currency is U.S. Dollars or British pounds, either (x) the rate per annum for deposits in such currency that appears on Bloomberg L.P. Page MMA M1 (Official USD Dollar Libor Fixings) (or any other display screen that may replace any such page or is applicable to any other Offshore Currency or any successor publication, in the judgment of the Administrative Agent), or (y) if a rate cannot be determined pursuant to clause (x) above, a rate per annum equal to the average (rounded upward to the nearest whole multiple of 1/16 of 1 % per annum, if such average is not such a multiple) of the rate per annum as determined by the Administrative Agent at which deposits in such currency are available to prime banks in the interbank market, at 11:00 A.M. (London time) two (2) Business Days before the first day of such Interest Period and for a period equal to such Interest Period, by
               (ii) a percentage equal to one hundred percent (100%), minus the LIBO Rate Reserve Percentage for such Interest Period, and
          (b) in the case of Euros, either (i) the rate per annum for deposits in such currency that appears on Reuters Page EURIBOR-01 (or any successor page), or (ii) if a rate cannot be determined pursuant to clause (i) above, a rate per annum equal to the average (rounded upward to the nearest whole multiple of 1/16 of 1 % per annum, if such average is not such a multiple) of the rate per annum as determined by the Administrative Agent at which deposits in Euros are available to prime banks in the Euro-zone interbank market, at 11:00 A.M. (Brussels time) two (2) Business Days before the first day of such Interest Period and for a period equal to such Interest Period, and
          (c) in the case of Canadian Dollars, the rate per annum determined by the Administrative Agent as its rate for cost of funds for borrowings for a period equal to such Interest Period.
     “LIBO Rate Loan” means a Loan denominated in U.S. Dollars or in an Offshore Currency that bears interest at the LIBO Rate plus the Applicable Margin in effect for Loans accruing interest at the LIBO Rate from time to time.
     “LIBO Rate Reserve Percentage” means the percentage which is in effect from time to time under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including without limitation any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on LIBO Rate Loans is determined), whether or not any Lender has any Eurocurrency Liabilities subject to such reserve requirement at that time. The LIBO Rate for any LIBO Rate Loan shall be adjusted as of the effective date of any change in the LIBO Rate Reserve Percentage.
     “LIBOR Lending Office” means, with respect to any Lender and any currency, the office of such Lender specified as its “LIBOR Lending Office” for such currency on Schedule I to the

Lender Addendum delivered by such Lender or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), as the case may be, or such other office of such Lender as such Lender may from time to time specify to AGCO and the Administrative Agent.
     “Lien” means, with respect to any property, any mortgage, lien, pledge, assignment by way of security, charge, hypothec, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment, or other encumbrance of any kind in respect of such property, whether or not choate, vested, or perfected.
     “Loan” or “Loans” means, as applicable, a Revolving Loan, a Swing Line Loan or a Letter of Credit Advance.
     “Loan Documents” means this Agreement, the Guaranty Agreements, all L/C Related Documents, the Contribution Agreement, the Fee Letter, each Notice of Borrowing, each Notice of Issuance, each Designated Borrower Request and Assumption Agreement, and all other documents, instruments, certificates, and agreements executed or delivered by AGCO or its Subsidiaries in connection with or pursuant to this Agreement.
     “Loan Parties” means the Borrowers and the Guarantors.
     “Margin Stock” has the meaning specified in Regulation U.
     “Material Adverse Effect” means, as of any date of determination, a material adverse effect on (a) the business, condition (financial or otherwise), liabilities (actual or contingent), operations, properties or prospects of AGCO and its Subsidiaries, taken as a whole, (b) the material rights and remedies of the Administrative Agent or any Lender under any Loan Document, or (c) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is or is to be a party.
     “Material Subsidiary” means, as of the Agreement Date, those direct and indirect Subsidiaries of AGCO as indicated in Part I of Schedule 4.1(b) hereto, and thereafter, any direct or indirect Subsidiary of AGCO that, as a result of any acquisition, Investment, merger, reorganization, transfer of assets, or other change in circumstances after the Agreement Date, meets any of the following conditions:
          (a) AGCO’s and its other Subsidiaries’ proportionate share of the total assets, in the aggregate (after intercompany eliminations), of such Subsidiary (and its Subsidiaries) exceeds ten percent (10%) of the total assets of AGCO and its Subsidiaries Consolidated as of the end of the most recently completed fiscal quarter; or
          (b) AGCO’s and its other Subsidiaries’ equity in the income from continuing operations, in the aggregate, before income taxes, extraordinary items and cumulative effect of a change in accounting principles of such Subsidiary (and its Subsidiaries) exceeds ten percent (10%) of such income of AGCO and its Subsidiaries Consolidated for the most recently completed fiscal year.
     “Maturity Date” means May 16, 2013.

     “Moody’s” means Moody’s Investors Service, Inc. and it successors.
     “Multiemployer Plan” of any Person means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, that is subject to ERISA and to which such Person or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five (5) plan years made or accrued an obligation to make contributions.
     “Multiple Employer Plan” of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that is subject to ERISA and (a) is maintained for employees of such Person or any of its ERISA Affiliates and at least one Person other than such Person and its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
     “Notice of Borrowing” has the meaning specified in Section 2.2(a).
     “Notice of Issuance” has the meaning specified in Section 2.10(b).
     “NPL” has the meaning specified in Section 4.1(n).
     “Obligations” means, (a) all payment and performance obligations of the Borrowers to the Lenders, the Issuing Bank, and the Administrative Agent under this Agreement and the other Loan Documents (including all Revolving Loans, Swing Line Loans and obligations under Letters of Credit and including any interest, fees and expenses that, but for the provisions of the Bankruptcy Code, would have accrued), as they may be amended from time to time, or as a result of making the Loans or issuing the Letters of Credit, and (b) the obligation to pay an amount equal to the amount of any and all damages which the Issuing Bank, the Lenders and the Administrative Agent, or any of them, may suffer by reason of a breach by any Loan Party of any obligation, covenant, or undertaking with respect to this Agreement or any other Loan Document.
     “OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
     “Offshore Currency” means (a) British pounds, Canadian Dollars and Euros, and (b) any Agreed Alternative Currency.
     “Offshore Currency Loan” means any Loan denominated in an Offshore Currency.
     “Original Currency” has the meaning specified in Section 11.3.
     “Other Currency” has the meaning specified in Section 11.3.
     “Other Taxes” has the meaning specified in Section 11.4(b).
     “Outstandings” means, on any date of determination:

          (a) the aggregate principal amount of all Swing Line Loans made to AGCO, plus the aggregate principal amount of all Revolving Loans in U.S. Dollars and of the Equivalent Amount in U.S. Dollars of all Revolving Loans in Offshore Currencies, in either case outstanding on such date of determination; plus
          (b) the aggregate principal amount of all Letter of Credit Advances in U.S. Dollars and of the Equivalent Amount of all Letter of Credit Advances in Offshore Currencies, in either case in respect of Letters of Credit outstanding on such date of determination and issued for the account of any Borrower; plus
          (c) the aggregate of the Available Amount of all Letters of Credit denominated in U.S. Dollars and the Equivalent Amount of the Available Amount of all Letters of Credit denominated in Offshore Currencies, in either case issued for the account of any Borrower and outstanding on such date of determination.
     “Participant” has the meaning specified in Section 10.7(f).
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “PCBs” has the meaning specified in the definition of “Hazardous Materials”.
     “Permitted Liens” means:
          (a) (i) Liens on Real Property for real property taxes not yet delinquent and (ii) Liens for taxes, assessments, governmental charges or levies not yet delinquent, or the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on such Person’s books;
          (b) Liens of landlords and Liens of carriers, warehousemen, mechanics, laborers, suppliers, workers and materialmen, in each case incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, if such reserve or appropriate provision, if any, as shall be required by Applicable Accounting Standards shall have been made therefor;
          (c) Liens incurred in the ordinary course of business in connection with workers’ compensation and unemployment insurance or other types of social security benefits;
          (d) Easements, rights-of-way, restrictions, and other similar encumbrances on the use of Real Property which do not interfere with the ordinary conduct of the business of such Person, or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness or other extensions of credit and which do not in the aggregate materially detract from the value of such properties or materially impair their use in the operation of the business of such Person;
          (e) Liens existing on the property of a Person immediately prior to it being acquired by AGCO or any of its Subsidiaries, or any Lien existing on any property acquired by AGCO or any of its Subsidiaries at the time such property is so acquired; provided that no such Lien shall have been created or assumed in contemplation of such Person becoming a Subsidiary of AGCO or such acquisition of property; and provided, further, that each such Lien shall at all times be confined solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien, other property that is an improvement to or is acquired for specific use in connection with such acquired property;
          (f) Deposits to secure the performance of bids, trade contracts, tenders, sales, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
          (g) Liens and rights of setoff of banks existing solely with respect to cash, Cash Equivalents or investment property on deposit with such bank in one or more accounts maintained by any Loan Party or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained;
          (h) Judgment liens that do not constitute an Event of Default hereunder;
          (i) Liens on wholesale Receivables (and the Related Assets) sold pursuant to a Securitization Facility, and on Receivables sold under any factoring arrangement permitted hereunder;
          (j) Precautionary financing statements filed by lessors, or retained interests in leased equipment by lessors, with respect to equipment leases under which AGCO or a Subsidiary is lessee;
          (k) Liens arising in connection with Tax Abatement Transactions permitted hereunder;
          (l) Liens encumbering customary initial deposits and margin deposits that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Hedge Agreements designed solely to protect AGCO or any of its Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;
          (m) Liens securing reimbursement obligations with respect to letters of credit that encumber documents of title and property shipped under such letters of credit, to the extent the incurrence of such reimbursement obligations are permitted hereunder;
          (n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
          (o) Non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by AGCO or any Subsidiary in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of AGCO or such Subsidiary;
          (p) Mandatory liens in favor of unsecured creditors attaching to proceeds from the sale of property in a foreclosure or similar proceeding imposed by law of any jurisdiction outside of the U.S. and which have not arisen to secure Indebtedness for borrowed money and do not in the aggregate materially detract from the value of such property or assets; and
          (q) Any other Liens that do not exceed U.S. $100,000,000 in the aggregate at any time outstanding, including, without limitation, purchase money security interests and liens securing other Indebtedness.
     “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
     “Plan” means a Single Employer Plan or a Multiple Employer Plan that is subject to ERISA.
     “Pro Rata Share” means, with respect to a Lender’s obligation to make Loans and receive payments of principal, interest, fees, costs, and expenses with respect thereto, to participate in Letters of Credit, to reimburse the Administrative Agent for Letter of Credit Advances, and to receive payments of fees with respect thereto, and to participate in Swing Line Loans, (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Commitment, by (z) the aggregate Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s Revolving Loans by (z) the aggregate outstanding principal amount of all Revolving Loans.
     “Rabobank” has the meaning specified in the introductory paragraph of this Agreement.
     “Rabobank London” means Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., trading as Rabobank International, London Branch.
     “Real Property” means, in respect of any Person, any estates or interests in real property now owned or hereafter acquired by such Person.
     “Receivables” means any right to payment for goods sold or leased or for services rendered whether or not it has been earned by performance.
     “Register” has the meaning specified in Section 10.7(d).
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Related Assets” means, with respect to any Receivable conveyed pursuant to a Securitization Facility, all records, writings, contracts, payment intangibles, encumbrances, liens, security interests and similar adverse claims securing and supporting such Receivable.
     “Relevant Currency Time” means, for any Borrowing in any currency, the local time in the city where the Administrative Agent’s Account for such currency is located.

     “Required Lenders” means, at any time, Lenders whose Pro Rata Share of the Outstandings exceeds fifty percent (50%) of the total principal amount of the Outstandings (in the Equivalent Amount in U.S. Dollars as of the most recent Computation Date); provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination hereunder at such time, (x) the aggregate principal amount of Loans made by such Lender and outstanding at such time, (y) such Lender’s Pro Rata Share of the Available Amount of any Letter of Credit or Swing Line Loans, and (z) such Lender’s Commitment at such time.
     “Replaced Lender” has the meaning specified in Section 11.5.
     “Replacement Lender” has the meaning specified in Section 11.5.
     “Responsible Employee” means the Executive Chairman, President, any Authorized Financial Officer, General Counsel or any Associate or Assistant General Counsel or Vice President of AGCO or any equivalent position of any Borrowing Subsidiary; any other employee of any Borrower responsible for monitoring compliance with this Agreement or any other Loan Document; and, with respect to matters relating to ERISA, any individual who functions as the plan administrator under the applicable pension plan.
     “Restricted Payment” means (a) any direct or indirect distribution, dividend, or other payment to any Person on account of any shares of Stock of such Person or (b) any payment on account of the purchase, redemption, or other acquisition or retirement of any shares of Stock or other equity securities of, such Person.
     “Revolving Loan” or “Revolving Loans” have the meanings specified in Section 2.1(a).
     “Revolving Loan Borrowing” means an advance made by the Lenders pursuant to Section 2.1(a), a Swing Line Borrowing or a Letter of Credit Advance.
     “Revolving Loan Facility” means, at any time, the aggregate amount of the Commitments of all Lenders at such time, which shall not exceed the Equivalent Amount of U.S. $300,000,000.
     “S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., and its successors.
     “Same Day Funds” means (a) with respect to disbursements and payments in U.S. Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Offshore Currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursements or payment for the settlement of international banking transactions in the relevant Offshore Currency.
     “Securitization Documents” means the US Securitization Documents, the European Securitization Documents, the Canadian Securitization Documents and the Dealer Receivable Factoring Program Documents, each in form and substance satisfactory to the Administrative Agent.

     “Securitization Facility” means, individually or collectively, the US Securitization, the European Securitization, the Canadian Securitization and the Dealer Receivable Factoring Program.
     “Securitization Funding” means any Indebtedness, trust participations or any other interests that the Administrative Agent determines are equivalent thereto, incurred or issued by any Person purchasing Receivables in a Securitization Facility (other than a Dealer Receivable Factoring Program) and applicable to the purchase of such Receivables. Any reference to the principal amount of Securitization Funding on any date refers to the “invested amount,” “capital,” “investment,” or analogous term reflecting the amount paid for the purchase of Receivables in a Securitization Facility or any trust participations or other equivalent interests issued in connection therewith, in each case as of such date as determined by the Administrative Agent. Any reference to the interest expense attributable to any Securitization Funding refers to any interest expense in respect of any Indebtedness comprising the same or the equivalent of such interest expense, as determined by the Administrative Agent, with respect to such purchase of Receivables or any trust participations or other equivalent interests issued in connection therewith, in each case for such period.
     “Single Employer Plan” of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that is subject to ERISA and (a) is maintained for employees of such Person or any of its ERISA Affiliates and no Person other than such Person and its ERISA Affiliates, or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
     “Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the tangible and intangible property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s tangible and intangible property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability; provided, however, that with respect to any Person organized under the laws of the United Kingdom, “Solvent” means that such Person is able to pay its debts as they fall due, is not deemed unable to pay its debts as they fall due within the meaning of Section 123(1) of the Insolvency Act of 1986 and that the value of its assets is greater than the value of its liabilities, taking into account contingent and prospective liabilities; provided, further, that with respect to any Person organized under the laws of Canada or its provinces “Solvent” means that (i) such Person is able to meet its obligations as they generally become due; (ii) such Person is currently paying its current obligations in the ordinary course of business as they generally come due; and (iii) the aggregate value of that Person’s property is, at a fair valuation, sufficient, or if disposed of at a fairly conducted sale under legal process, would be sufficient to enable payment of all its obligations, due and accruing due.

     “Spot Rate” for a currency means the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its foreign exchange office at approximately 11:00 a.m. (New York, New York time) on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made.
     “Stock” means, as applied to any Person, any stock, share capital, partnership interests or other equity of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.
     “Subordinated Debt Documents” means, collectively, (a) that certain Indenture, dated as of April 23, 2004, between AGCO and SunTrust Bank, as trustee, relating to AGCO’s European Subordinated Notes; (b) that certain Indenture dated as of December 23, 2003 among AGCO and SunTrust Bank, as trustee, relating to AGCO’s 1 3/4% Convertible Senior Subordinated Notes due 2033 and (c) that certain Indenture dated as of December 4, 2006 among AGCO and Union Bank of California, N.A., as trustee, relating to AGCO’s 1.25% Convertible Senior Subordinated Notes due 2036.
     “Subsidiary” of any Person means a corporation, partnership, joint venture, limited liability company or other entity of which a majority of the Stock having ordinary voting power for the election of the Board of Directors or other governing body (other than Stock having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of AGCO.
     “Swing Line Loan” means an advance made by the Swing Line Bank pursuant to Section 2.1(b).
     “Swing Line Bank” means any Lender hereunder, as designated by AGCO in accordance with this Agreement with the written consent of the Administrative Agent, acting hereunder as “Swing Line Bank” to make Swing Line Loans to AGCO. The initial Swing Line Bank shall be SunTrust Bank.
     “Swing Line Borrowing” means a borrowing in U.S. Dollars consisting of a Swing Line Loans made by the Swing Line Bank.
     “Swing Line Sublimit” has the meaning specified in Section 2.1(b).
     “Tax Abatement Transaction” means any revenue bond financing arrangement between any Person and a development authority or other similar governmental authority or entity for the purpose of providing property tax abatement to such Person whereby (i) the development authority issues revenue bonds to finance the acquisition of property that at such time is owned by AGCO or a Subsidiary, (ii) the property so transferred is leased back by AGCO or such Subsidiary, (iii) the bonds issued to finance the acquisition are owned by AGCO or a Subsidiary, (iv) the rental payments on the lease and the debt service payments on the bonds are substantially equal and (v) AGCO or such Subsidiary has the option to prepay the bonds, terminate its lease and reacquire the property for nominal consideration at any time; provided that if at any time any of the foregoing conditions shall cease to be satisfied, such transaction shall cease to be a Tax Abatement Transaction.
     “Tax Credit” has the meaning specified in Section 11.4(h).
     “Taxes” has the meaning specified in Section 11.4(a).
     “Total Commitments” means the aggregate amount of Commitments of the Lenders.
     “Total Debt Ratio” means, at any date of determination, the ratio of (a) the average of the principal amount of Funded Debt outstanding as of the last day of each fiscal quarter for the four fiscal quarter period then ended minus (ii) the total amount of Cash Equivalents on the Consolidated books of AGCO as of the last day of each fiscal quarter for the four fiscal quarter period then ended, to (b) Consolidated EBITDA for the most recent fiscal quarter of AGCO for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.1(b) and for the three complete fiscal quarters of AGCO immediately preceding such fiscal quarter.
     “Treaty” means the Treaty establishing the European Community being the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986, the Maastricht Treaty (which was signed at Maastricht on February 7, 1992) and the Treaty of Amsterdam (which was signed in Amsterdam on October 2, 1997).
     “Type” refers to the distinction among Loans bearing interest at the Base Rate and Loans bearing interest at the LIBO Rate.
     “United States Dollars”, “U.S. Dollars” or “U.S. $” means lawful money of the United States of America.
     “Unused Commitment” means, with respect to any Lender at any date of determination, (a) such Lender’s Commitment at such time, minus (b) the Equivalent Amount in U.S. Dollars as of such date of (i) the aggregate principal amount of all Base Rate Loans and LIBO Rate Loans made by such Lender and outstanding on such date, plus (ii) such Lender’s Pro Rata Share of (x) the aggregate Available Amount of all Letters of Credit issued for the account of any Borrower and outstanding on such date, plus (y) the aggregate principal amount of all Letter of Credit Advances outstanding on such date in respect of Letters of Credit issued for the account of any Borrower, plus (z)  the aggregate principal amount of all Swing Line Loans outstanding on such date.
     “Unused Fee” has the meaning specified in Section 2.6(b).
     “US Dealer Receivable Factoring Program” means a program of sales (without recourse for loss resulting from an account debtor’s inability to pay) by AGCO Funding Corporation of interest bearing Receivables subject to the US Securitization to a Finance Company, as more fully set forth in the US Dealer Receivable Factoring Program Documents.

     “US Dealer Receivable Factoring Program Documents” means (a) a Repurchased Receivables Purchase Agreement among AGCO Funding Corporation, as originator, AGCO, as servicer, and AGCO Finance LLC, as buyer, (b) a Servicing and Support Agreement, dated on or about April 1, 2005 among AGCO, as servicer and originator, and AGCO Finance LLC, as purchaser, and (c) all other agreements executed in connection with the foregoing, as the same may be amended, supplemented, modified or replaced from time to time with the consent of the Administrative Agent.
     “US Securitization” means funding in connection with sales by AGCO of wholesale Receivables invoiced to third parties located in, or who remit payment of invoices to a lockbox or deposit account located in, the United States under a securitization program, as more fully set forth in the US Securitization Documents.
     “US Securitization Documents” means (a) that certain Receivables Sale Agreement among AGCO, as originator, and AGCO Funding Corporation, as buyer, dated January 27, 2000, as amended, (b) that certain Receivables Purchase Agreement among AGCO, as initial servicer, AGCO Funding Corporation, as seller, certain conduit purchasers and committed purchasers, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank International”, New York Branch, as agent, dated January 27, 2000, as amended, and (c) all other agreements executed in connection with the foregoing, as the same may be amended, supplemented, modified or replaced from time to time with the consent of the Administrative Agent.
     “USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
     “Wholly Owned” means, as applied to any Subsidiary, a Subsidiary all the outstanding shares (other than directors’ qualifying shares, if required by law) of every class of stock of which are at the time owned by AGCO and/or by one or more Wholly Owned Subsidiaries.
     “Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.
     Section 1.2 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
     Section 1.3 Accounting Terms. (a) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent hereunder shall (unless otherwise disclosed to the Lenders in writing at the time of delivery thereof in the manner described in subsection (b) below) be prepared, in accordance with Applicable Accounting Standards. All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of Applicable Accounting Standards applied on a basis consistent with those used in the preparation of the annual or quarterly financial statements furnished to the Lenders pursuant to Section 6.1 most recently prior to or concurrently with such calculations unless (i) either (x) AGCO shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (y) the Required Lenders shall so object in writing within one hundred eighty (180) days after delivery of such financial statements and (ii) AGCO and the Required Lenders have not agreed upon amendments to the financial covenants contained herein to reflect any change in such basis, in which event such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made.
          (b) AGCO shall deliver to the Administrative Agent, at the same time as the delivery of any annual or quarterly financial statement under Section 6.1, (i) a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of subsection (a) above, and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof.
     Section 1.4 Currency Equivalents. For purposes of determining in any currency any amount outstanding in another currency, the Equivalent Amount of such currency on the date of any such determination shall be used. If any reference to any Loans or other amount herein would include amounts in U.S. Dollars and in one or more Offshore Currencies or to an amount in U.S. Dollars that in fact is in one or more Offshore Currencies, such reference (whether or not it expressly so provides) shall be deemed to refer, to the extent it includes an amount in any Offshore Currency, the Equivalent Amount in U.S. Dollars of such amount at the time of determination.
     Section 1.5 Construction. The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to the repayment in full of the Obligations shall mean the repayment in full in cash of all Obligations other than unaccrued contingent indemnification Obligations as to which no claim or demand has been given to or made on any Loan Party. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

ARTICLE 2.
AMOUNTS AND TERMS OF THE LOANS
AND THE LETTERS OF CREDIT
     Section 2.1 Revolving Credit Facility. Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, the Lenders agree, severally in accordance with their respective Pro Rata Shares of the Total Commitments and not jointly, to extend credit in an aggregate principal amount not to exceed THREE HUNDRED MILLION DOLLARS (U.S. $300,000,000) to the Borrowers, as hereinafter provided.
     (a) Revolving Loans. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a “Revolving Loan”) to the Borrowers from time to time on any Business Day during the period from the Agreement Date until the Maturity Date in an amount for each such Revolving Loan not to exceed such Lender’s Unused Commitment on such Business Day. In no event shall the Lenders be obligated to make any Revolving Loan if, on the date of such Revolving Loan and after giving effect thereto, the Outstandings on such date would exceed the Total Commitment then in effect. Each Borrowing shall be in U.S. Dollars in, or the Equivalent Amount in the requested Offshore Currency of, an aggregate amount of U.S. $5,000,000 or an integral multiple of U.S. $1,000,000 in excess thereof (except for the Borrowing made on the Agreement Date) and shall consist of Revolving Loans made by such Lenders ratably according to their Commitments. The Equivalent Amount in U.S. Dollars of each Revolving Loan shall be recalculated hereunder on each date on which it shall be necessary to determine the Unused Commitment, or any or all Loan or Loans outstanding on such date. Within the limits of each Lender’s Unused Commitment in effect from time to time, the Borrowers may borrow under this Section 2.1(a), prepay pursuant to Section 2.4 and reborrow under this Section 2.1(a).
     (b) Swing Line Loans. Subject to the terms and conditions hereinafter set forth (including the conditions in Article 3), the Swing Line Bank, in its individual capacity, may in its sole discretion make overnight loans in U.S. Dollars to AGCO from time to time on any Business Day during the period from the Agreement Date until the Maturity Date in an aggregate amount not to exceed at any time outstanding U.S. $15,000,000 (the “Swing Line Sublimit”); provided that after giving effect to any such Borrowings, Outstandings shall not exceed the aggregate amount of the Total Commitments then in effect. As it is understood that the purpose for the Swing Line Loan is to fund AGCO’s operating account, the making of the Swing Line Loans and the repayments to the Swing Line Bank may be made on a sweep basis requiring no formal notification from AGCO. The Swing Line Bank may at its discretion, upon three (3) business days written notice to AGCO, choose to require written notification of Swing Line Loans from AGCO, but is not required to do so. No Swing Line Loan shall be used for the purpose of funding the payment of principal of any other Swing Line Loan. Each Swing Line Loan shall accrue interest at such rate as may be agreed to between the Swing Line Bank and AGCO, and such interest shall be due and payable in arrears monthly or more frequently as may be required by the Swing Line Bank, and on the Maturity Date. Within the limits of the Swing Line Sublimit, AGCO may borrow under this Section 2.1(b), prepay the Swing Line Loans and reborrow under this Section 2.1(b).

     Section 2.2 Making the Revolving Loans.
          (a) Notices. Except as otherwise provided in Section 2.10, each Revolving Loan Borrowing (other than a Swing Line Loan) shall be made on notice, given not later than:
                    (i) 11:00 A.M. (New York, New York time) on the third Business Day prior to the date of a proposed Borrowing, in the case of a Borrowing consisting of LIBO Rate Loans;
                    (ii) 10:00 A.M. (New York, New York time) on the day of a proposed Borrowing, in the case of a Borrowing consisting of Base Rate Loans in U.S. Dollars if the aggregate principal amount thereof is less than U.S. $100,000,000;
                    (iii) 10:00 A.M. (New York, New York time) on the Business Day prior to the date of a proposed Borrowing, in the case of a Borrowing consisting of Base Rate Loans in U.S. Dollars if the aggregate principal amount thereof is U.S. $100,000,000 or more;
                    (iv) 10:00 A.M. (New York, New York time) on the third Business Day prior to the date of a proposed Borrowing in the case of a Borrowing consisting of Base Rate Loans in an Offshore Currency;
by AGCO, on behalf of the Borrowers, to the Administrative Agent and Administrative Agent shall give to each Lender prompt notice thereof by telecopier; provided, however, in connection with the Borrowing of the initial Revolving Loans hereunder, such Borrowing may be made by giving such notice by (1) 11:00 A.M. (New York, New York time) on the Business Day of such Borrowing if in U.S. Dollars, or (2) 10:00 A.M. (New York, New York time) on the third Business Day prior to the date of such Borrowing if in an Offshore Currency. Each such notice of a Revolving Loan Borrowing (a “Notice of Borrowing”) shall be by electronic mail, telecopier or telephone, confirmed immediately in writing, in substantially the form of Exhibit B hereto, specifying therein the:
                    (v) requested date of such Borrowing (which shall be a Business Day);
                    (vi) requested Type of Revolving Loans comprising such Borrowing which (1) may be a Base Rate Loan or a LIBO Rate Loan if such Revolving Loan is denominated in U.S. Dollars or Canadian Dollars and (2) shall be a LIBO Rate Loan if the requested currency for such Borrowing is other than Canadian dollars or U.S. Dollars;
                    (vii) requested aggregate principal amount of such Borrowing;
                    (viii) requested currency in which such Borrowing is to be made; provided, that the Borrowers shall be entitled to request that the Revolving Loans hereunder also be permitted to be made in any other lawful currency constituting a eurocurrency (other than U.S. Dollars), in addition to the currencies specified in clause (a) of the definition of “Offshore Currency” herein, that in the opinion of all of the Lenders is at such time freely traded in the offshore interbank foreign exchange markets and is freely transferable and freely convertible into

U.S. Dollars (an “Agreed Alternative Currency”). AGCO shall deliver to the Administrative Agent any request for designation of an Agreed Alternative Currency in accordance with this section, to be received by the Administrative Agent not later than 12:00 noon (New York, New York time) at least ten (10) Business Days prior to the date of any advance hereunder proposed to be made in such Agreed Alternative Currency. Upon receipt of any such request the Administrative Agent will promptly notify the Lenders thereof, and each Lender will use its best efforts to respond to such request within two (2) Business Days of receipt thereof. The Lenders may grant or accept such request in their sole discretion, and the Borrowers understand that there is no commitment by or understanding with any Lender with respect to the approval of any Agreed Alternative Currency. The Administrative Agent will promptly notify AGCO of the acceptance or rejection of any such request;
                    (ix) in the case of a Borrowing consisting of LIBO Rate Loans, requested initial Interest Period for each such Borrowing; and
                    (x) Borrower’s Account of such Borrower for such Borrowing (which shall be with an institution located in the same country as the Administrative Agent’s Account for the requested currency of such Borrowing).
          (b) Making of Loans by Lenders. In the case of a proposed Borrowing comprised of LIBO Rate Loans, the Administrative Agent shall promptly (and in any case no later than 11:00 A.M. (New York, New York time) on the second Business Day before any LIBO Rate Loan or 1:00 P.M. (New York, New York time) on the day of any Base Rate Loan) notify each Lender of the applicable interest rate under Section 2.5(a). Each Lender shall, before 11:00 A.M. (Relevant Currency Time) on the date of any Borrowing consisting of LIBO Rate Loans, or 3:00 P.M. (New York, New York time) on the date of any Borrowing consisting of Base Rate Loans, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account for Borrowings in the applicable currency, in same-day funds, such Lender’s Pro Rata Share of such Borrowing in accordance with the respective Commitment of such Lender. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 3, the Administrative Agent will make such funds available to the Borrowers by delivering such funds to the relevant Borrower’s Account in the applicable currency; provided that, in the case of any Borrowing, the Administrative Agent shall first make a portion of such funds, equal to the aggregate principal amount of any Letter of Credit Advances to the Borrowers made by the Issuing Bank and outstanding on the date of such Borrowing, available for repayment of such Letter of Credit Advances. Receipt of such funds in the Borrower’s Account shall be deemed to have occurred when the Administrative Agent notifies AGCO, by telephone or otherwise, of the Federal Reserve Bank reference number, CHIPS identification number or similar number with respect to the delivery of such funds.
          (c) Appointment of AGCO as Agent, Etc. Each Notice of Borrowing shall be irrevocable and binding on the Borrowers. Each Borrower (other than AGCO) (i) irrevocably and unconditionally designates, as its agent for purposes of delivering any Notice of Borrowing on behalf of the Borrowers, AGCO and any officer or employee of AGCO, and (ii) acknowledges that (A) any such Notice at any time delivered by AGCO or any such officer or employee shall be binding on each Borrower and (B) neither the Administrative

Agent nor any Lender shall have any duty to determine whether the delivery of any such Notice by AGCO or any such officer or director was duly authorized by each Borrower in any specific instance. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of LIBO Rate Loans, AGCO shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing the applicable conditions set forth in Article 3, including without limitation any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Loan to be made by such Lender as part of such Borrowing when such Revolving Loan, as a result of such failure, is not made on such date.
          (d) Swing Line Loans.
                    (i) As it is understood that the purpose for the Swing Line Loan is to fund AGCO’s operating account, the Swing Line Loans and repayments to the Swing Line Bank may be made on a sweep basis, requiring no formal notification from AGCO. The Swing Line Bank may at its discretion, upon three (3) business days’ written notice to AGCO, choose to require written notification of Swing Line Loans from AGCO, but is not required to do so. At any time the Swing Line Bank makes a Swing Line Loan, each Lender (other than the Swing Line Bank) shall be deemed, without further action by any Person, to have purchased from the Swing Line Bank an unfunded participation in any such Swing Line Loan in an amount equal to such Lender’s Pro Rata Share of such Swing Line Loan and shall be obligated to fund such participation as a Revolving Loan at such time and in the manner provided below. Each such Lender’s obligation to participate in, purchase and fund such participating interests shall be absolute, irrevocable and unconditional and shall not be affected by any circumstance, including, without limitation, (1) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Swing Line Bank or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default or an Event of Default or the termination of the Commitments; (3) any adverse change in the condition (financial or otherwise) of AGCO or any other Person; (4) any breach of this Agreement by any Borrower or any other Lender; or (5) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Each Borrower hereby consents to each such sale and assignment. Each Lender agrees to fund its Pro Rata Share of an outstanding Swing Line Loan on (x) the Business Day on which demand therefor is made by the Swing Line Bank, provided that such demand is made not later than 11:00 A.M. (New York City time) on such Business Day, or (y) the first Business Day next succeeding such demand if such demand is made after such time. Upon any such assignment by the Swing Line Bank to any other Lender of a participation in a Swing Line Loan, the Swing Line Bank represents and warrants to such other Lender that it is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Loan, the Loan Documents or the Borrowers. If and to the extent that any Lender shall not have so made the amount of such participation in such Swing Line Loan available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of request by the Swing Line Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such amount for the account of the Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a U.S. Dollar Loans made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Loan made by the Swing Line Bank shall be reduced by such amount on such Business Day.
                    (ii) Unless the Swing Line Lender is the Administrative Agent, the Swing Line Lender shall provide to the Administrative Agent, on Friday of each week and on each date the Administrative Agent notifies the Swing Line Lender that any Borrower has made a borrowing request or the Administrative Agent otherwise requests the same, an accounting for the outstanding Swing Line Loans in form reasonably satisfactory to the Administrative Agent. At any time that the Unused Commitment is less than U.S. $15,000,000, the Swing Line Sublimit shall be reduced temporarily to such lesser amount; and
                    (iii) Unless a Default or an Event of Default then exists, the Swing Line Lender shall give AGCO and the Administrative Agent at least seven (7) days’ prior written notice before exercising its discretion herein not to make Swing Line Loans. AGCO must give ten (10) days’ prior written notice to the Administrative Agent of any change in designation of the Swing Line Lender. The replaced Swing Line Lender shall continue to be a “Swing Line Lender” for purposes of repayment of any Swing Line Loans made prior to such replacement and outstanding after such replacement.
     Section 2.3 Reduction of the Commitments. AGCO may, upon at least three (3) Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part the unused portions of the Unused Commitments; provided that each partial reduction: (i) shall be in an aggregate amount of U.S. $10,000,000 or an integral multiple of U.S. $5,000,000 in excess thereof; (ii) shall be made ratably among the Lenders in accordance with their Commitments; and (iii) shall be permanent and irrevocable.
     Section 2.4 Prepayments and Deposits.
          (a) Optional Prepayments. The Borrowers may, upon at least three (3) (or two (2) in the case of a Base Rate Loan) Business Days’ notice to the Administrative Agent, prepay pro rata among the Lenders the outstanding amount of any Loan (other than any Swing Line Loan and Letter of Credit Advances made by an Issuing Bank (resulting from a drawing under a Letter of Credit) not participated to any other Lender, in which case, such prepayments shall not be made on a pro rata basis or require prior notice) in whole or in part with accrued interest to the date of such prepayment on the amount prepaid; provided, however, that in the event that any Lender receives payment of the principal of any LIBO Rate Loan other than on the last day of the Interest Period relating to such LIBO Rate Loan (whether due to prepayments made by any Borrower, or due to acceleration of the Loans, or due to any other reason), the applicable Borrowers shall pay to such Lender on demand any amounts owing pursuant to Section 11.2.
          (b) Mandatory Prepayments.
                    (i) On any date on which the Revolving Loan Facility shall be reduced pursuant to Section 2.3, if the Outstandings on such date shall exceed the amount of the Total Commitments after giving effect to such reduction, the Borrowers shall prepay the

Revolving Loans or the Letter of Credit Advances in the aggregate principal amount equal to such excess, and shall pay on demand to the Lenders any amounts owing under Section 11.2 as a result of such prepayment. Each such prepayment by a Borrower shall be applied ratably to such Revolving Loans, or to such Letter of Credit Advances pursuant to draws on the same Letter of Credit issued for the account of such Borrower, as AGCO shall designate at the time of such prepayment.
                    (ii) If, on the last day of any Interest Period for any LIBO Rate Loan and on any date on which a Base Rate Loan is outstanding, if the Outstandings on such date shall exceed one hundred five percent (105%) of the amount of the Revolving Loan Facility on such date, such Borrowers shall prepay the lesser of (x) the aggregate principal amount of such LIBO Rate Loan as to which such last date shall have occurred or of such Base Rate Loan, and (y) such portion of such principal amount as shall be the Equivalent Amount in the currency of such Loans of such excess.
                    (iii) AGCO shall, on each Business Day, pay to the Administrative Agent for deposit in the L/C Cash Collateral Account an amount sufficient to cause the aggregate amount on deposit in such L/C Cash Collateral Account to equal the amount by which (A) the Equivalent Amount in U.S. Dollars of (1) the aggregate principal amount of all Letter of Credit Advances, plus (2) the aggregate Available Amount of all Letters of Credit then outstanding, exceeds (B) the Letter of Credit Subfacility on such Business Day.
                    (iv) Each Borrower shall, within one (1) Business Day of the making thereof by the Issuing Bank, repay to the Administrative Agent for the account of the Issuing Bank the outstanding principal amount of each Letter of Credit Advance made to such Borrower.
          (c) Interest on Principal Amounts Prepaid. All prepayments under this Section 2.4 shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.
     Section 2.5 Interest.
          (a) Ordinary Interest. Each Borrower shall pay interest on the unpaid principal amount of each Base Rate Loan and LIBO Rate Loan to it owing to each Lender from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum:
                    (i) Base Rate Loan. During such periods as such Loan is a Base Rate Loan, at a rate per annum equal at all times to the Base Rate in effect from time to time plus the Applicable Margin in effect for Base Rate Loans, payable (x) in arrears quarterly on the last day of each calendar quarter during such periods, (y) on the date on which such Base Rate Loan shall be paid in full, and (z) on the Maturity Date. Notwithstanding any provision in this Agreement to the contrary, for the period of three (3) Business Days immediately following the Agreement Date, the Loans shall be Base Rate Loans.
                    (ii) LIBO Rate Loans. During such periods as such Loan is a LIBO Rate Loan, a rate per annum equal at all times during each Interest Period for such Loan to the sum of (x) the LIBO Rate for such Interest Period for such Loan, and (y) the Applicable Margin in effect from time to time, payable in arrears on (A) the last day of such Interest Period, (B) if such Interest Period has a duration of more than three (3) months, also on each day that occurs during such Interest Period every three (3) months from the first day of such Interest Period, (C) on the date on which such Loan shall be paid in full and (D) on the Maturity Date.
          (b) Default Interest. After the occurrence and during the continuation of an Event of Default under Section 8.1(a), the Required Lenders shall have the option, in addition to all of the rights and remedies described in this Agreement, to charge interest on the outstanding principal balance of the Loans at the Default Rate from the date of such Event of Default. Interest at the Default Rate shall be payable on the earlier of demand by Required Lenders or the Maturity Date, and shall accrue until the earlier of (i) waiver in writing by Required Lenders of the applicable Event of Default, (ii) agreement by Required Lenders to rescind the charging of interest at the Default Rate, or (iii) payment in full of the Obligations.
     Section 2.6 Fees.
          (a) Administrative Agent. The Borrowers agree to pay to the Administrative Agent for its own account a fee separately agreed between the Borrowers and the Administrative Agent and such other fees required by the Fee Letter on the dates set forth therein.
          (b) Unused Fee. The Borrowers shall pay to the Administrative Agent for the account of the Lenders an unused commitment fee (the “Unused Fee”) in U.S. Dollars computed each day, on each Lender’s Adjusted Unused Commitment (excluding any Swing Line Loans then outstanding), from the Agreement Date until the Maturity Date at a rate per annum equal to the Applicable Margin for the Unused Fee in effect from time to time, which fee shall be due and payable quarterly in arrears on the last day of each calendar quarter (commencing with the calendar quarter ending June 30, 2008) and, if then unpaid, on the Maturity Date; provided, however, that any Unused Fee accrued with respect to any Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such Unused Fee shall otherwise have been due and payable by the Borrowers prior to such time; and provided further that no Unused Fee shall accrue on any Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

          (c) Letter of Credit Fee. From and after the Agreement Date, each Borrower shall pay to the Administrative Agent, for the account of the Lenders, a fee computed each day at a rate equal to the rate per annum equal to the Applicable Margin on such day for LIBO Rate Loans on the aggregate Available Amount of all Letters of Credit outstanding and issued for such Borrowers’ account, which fee shall be due and payable quarterly in arrears on the last day of each calendar quarter (commencing with the calendar quarter ending June 30, 2008) and, if then unpaid, on the Maturity Date. Each such Lender’s fee shall be calculated by allocating to such Lender a portion of the total fee determined ratably according to Lender’s Pro Rate Share of the Commitments.
          (d) Issuing Bank Fee. From and after the Agreement Date, the Borrowers agree to pay to the Administrative Agent, for the account of the applicable Issuing Bank a fee equal to 0.125% per annum (computed on the basis of a year of three hundred sixty (360) days), of the face amount of each Letter of Credit which fee shall be due and payable quarterly in arrears on the last day of each calendar quarter during which such Letter of Credit was outstanding (commencing with the calendar quarter ending June 30, 2008) and, if then unpaid, on the Maturity Date. Additionally, the Borrowers agree to pay to the Issuing Bank, for its own account, its customary fees for issuing, amending, paying, negotiating or renewing any Letter of Credit, which fees shall be due and payable on the date of each such issuance, amendment, payment, negotiation or renewal. The foregoing fees shall be fully earned when due and nonrefundable when paid. In the event of any inconsistency between the terms of this Agreement and the terms of any letter of credit reimbursement agreements or indemnification agreements between any Borrower and the Issuing Bank with respect to the Letters of Credit issued hereunder, the terms of this Agreement shall control.
     Section 2.7 Conversion and Designation of Interest Periods.
          (a) On any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York, New York time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Section 11.1 and so long as no Default or Event of Default has occurred and is continuing, AGCO may Convert all or any portion of the Revolving Loans (but not Letter of Credit Advances) in U.S. Dollars of one Type comprising the same Borrowing into Revolving Loans of another Type; provided, if (i) less than all LIBO Rate Loans are Converted, after such Conversion, not less than the relevant minimum amount specified in Section 2.1 shall continue as LIBO Rate Loans; (ii) less than all Loans comprising part of the same Revolving Loan Borrowing are Converted, the portion of the Loans Converted must at least equal the minimum aggregate principal amount of a Borrowing permitted under Section 2.1 and all Lenders’ Loans comprising the Borrowing to be Converted in part shall be Converted ratably in accordance with their applicable Pro Rata Shares; and (iii) each Conversion of less than all Loans comprising part of the same Revolving Loan Borrowing shall be deemed to be an additional Borrowing for purposes of Section 2.2(d), and no such Conversion of any Loans may result in there being outstanding more separate Revolving Loan Borrowings than permitted under Section 2.2(d). Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Loans to be Converted and (iii) if such Conversion is into LIBO Rate Loans, the duration of the initial Interest Period for such Loans. Each notice of Conversion shall be irrevocable and binding on AGCO.

          (b) On the date on which the aggregate unpaid principal amount of LIBO Rate Loans denominated in U.S. Dollars shall be reduced, by payment or prepayment or otherwise, to less than U.S. $5,000,000, such Loans shall automatically Convert into Base Rate Loans.
          (c) If a Borrower shall fail to select the duration of any Interest Period for any LIBO Rate Loans in accordance with the provisions contained in the definition of “Interest Period”, the Administrative Agent will forthwith so notify such Borrower and the Lenders, whereupon each such LIBO Rate Loan will automatically, on the last day of the then-existing Interest Period therefor, convert into a LIBO Rate Loan with a one month Interest Period.
          (d) No Borrower shall request a LIBO Rate Loan if, after giving effect thereto, there would be more than ten (10) LIBO Rate Loans outstanding under the Revolving Loan Facility.
     Section 2.8 Payments and Computations.
          (a) Each Borrower shall make each payment hereunder free and clear of any setoff or counterclaim, with such payment (other than repayment of a Swing Line Loan) being paid not later than 11:00 A.M. (Relevant Currency Time) on the day when due in the case of principal or interest on and other amounts relating to any Borrowing in the currency in which such Borrowing was denominated and in any other case in U.S. Dollars, to the Administrative Agent in same-day funds by deposit of such funds to the Administrative Agent’s Account for payments in the applicable currency. The Administrative Agent will promptly thereafter (and in any event, if received from a Borrower by the time specified in the preceding two sentences, on the day of receipt) cause like funds to be distributed (i) if such payment by a Borrower is in respect of principal, interest, fees or any other Obligation then payable hereunder in a particular currency, to the applicable Lenders for the account of their respective Applicable Lending Offices for payments in such currency ratably in accordance with the amounts of such respective Obligations in such currency then payable to such Lenders, and (ii) if such payment by a Borrower is in respect of any Obligation then payable hereunder to one Lender, to such Lender for the account of its Applicable Lending Office for payments in the applicable currency. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 10.7(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder in respect of the interest assigned hereby to the Lender assignee hereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
          (b) If an Agent receives funds for application to the Obligations under the Loan Documents under circumstances for which the Loan Documents do not specify the Loans to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each Lender ratably in accordance with such Lender’s proportionate share of the principal amount of all outstanding Loans and the Available Amount of all Letters of Credit then outstanding, in repayment or prepayment of such of the outstanding Loans or other Obligations owed to such Lender, and for application to such principal installments, as the Administrative Agent shall direct.
          (c) All computations of interest, fees and Letter of Credit fees payable by any Borrower shall be made by the Administrative Agent on the basis of a year of three hundred sixty (360) days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by an Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.
          (d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided that, if such extension would cause payment of interest on or principal of LIBO Rate Loans to be made in the next-following calendar month, such payment shall be made on the next-preceding Business Day.
          (e) Unless the Administrative Agent shall have received notice from AGCO prior to the date on which any payment is due to the Lenders hereunder that the Borrowers will not make such payment in full, the Administrative Agent may assume that the Borrowers have made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Administrative Agent and the Administrative Agent makes available to a Lender on such date a corresponding amount, such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.
     Section 2.9 Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) distributed other than in accordance with the provisions of this Agreement:
          (a) on account of Obligations due and payable to such Lender hereunder at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder at such time) of payments on account of the Obligations due and payable to all Lenders hereunder at such time obtained by all the Lenders at such time; or
          (b) on account of Obligations owing (but not due and payable) to such Lender hereunder at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder at such time obtained by all the Lenders at such time;
such Lender shall forthwith purchase from the other Lenders such participations in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such other Lender’s ratable share (according to the proportion of (x) the purchase price paid to such Lender to (y) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (A) the amount of such other Lender’s required repayment to (B) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.
     Section 2.10 Letters of Credit.
          (a) The Letter of Credit Subfacility. The Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue letters of credit (the “Letters of Credit”) for the account of any Borrower from time to time on any Business Day during the period from the Agreement Date until sixty (60) days before the Maturity Date (i) in an aggregate Available Amount for all Letters of Credit issued for the account of all Borrowers not to exceed at any time the amount of the Letter of Credit Subfacility, minus the aggregate principal amount of all Letter of Credit Advances to any Borrower then outstanding and (ii) in an Available Amount for each Letter of Credit issued for the account of a Borrower not to exceed the aggregate Unused Commitments on such Business Day. No Letter of Credit shall have an expiration date (including all rights of a Borrower or the beneficiary to require renewal) later than the earlier of five (5) days before the Maturity Date and one (1) year after the date of issuance thereof; provided, however, that any Letter of Credit that expires one (1) year after the date of its issuance may provide for the automatic renewal of such Letter of Credit for additional one (1)-year periods so long as such Letter of Credit, as renewed, shall have an expiration date not later than five (5) days before the Maturity Date. Notwithstanding the foregoing, a Letter of Credit may have an expiration date later than five (5) days prior to the Maturity Date if the requesting Borrower provides, at the time of the issuance of such Letter of Credit, cash collateral to the Administrative Agent for the benefit of those Lenders with a Commitment in an amount equal to one hundred percent (100%) of the face amount of such Letter of Credit. Each Letter of Credit shall require that all draws thereon must be presented to the Issuing Bank by the expiration date therefor, regardless of whether presented prior to such date to any correspondent bank or other institution. Within the limits of the Letter of Credit Subfacility, and subject to the limits referred to above, the Borrowers may request the issuance of Letters of Credit under this Section 2.10(a), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.10(c) and request the issuance of additional Letters of Credit under this Section 2.10(a). On the Agreement Date, each outstanding letter of credit issued under the Existing Credit Agreement and each letter of credit described on Schedule 2.10 (collectively, the “Existing L/Cs”) shall be deemed for all purposes, as of the Agreement Date, without further action by any Person, to have been issued hereunder, and each such issuer of the Existing L/Cs shall be deemed to be an “Issuing Bank” hereunder for all purposes but solely with respect to, and until the termination, expiration or replacement of, such Existing L/Cs.
          (b) Request for Issuance.
                    (i) Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the first Business Day prior to the date of the proposed issuance of such Letter of Credit, by a Borrower to the Issuing Bank, which shall give to the Administrative Agent and each Lender prompt notice thereof by telex, telecopier or cable. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by electronic mail, telecopier or telephone, confirmed immediately in writing, specifying therein (1) the requested date of such issuance (which shall be a Business Day); (2) the requested Available Amount of such Letter of Credit; (3) the requested expiration date of such Letter of Credit; (4) the requested currency in which such Letter of Credit shall be denominated, which shall be U.S. Dollars or an Offshore Currency; provided that no Borrower shall make a request for a Letter of Credit in an Offshore Currency described in clause (b) of the definition thereof unless it shall have previously obtained the consent of each Lender to the issuance of Letters of Credit in such currency; (5) the requested name and address of the beneficiary of such Letter of Credit; and (6) the requested form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit (a “Letter of Credit Agreement”) as the Issuing Bank may specify to such Borrower for use in connection with such requested Letter of Credit. If (x) the requested form of such Letter of Credit is acceptable to the Issuing Bank in its sole discretion, and (y) it has not received notice of objection to such issuance from the Required Lenders, the Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article 3, make such Letter of Credit available to the requesting Borrower at its office referred to in Section 10.2 or as otherwise agreed with such Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern. A Letter of Credit shall be deemed to have been issued for the account of each Borrower delivering the Notice of Issuance therefor.
                    (ii) The Issuing Bank shall furnish (1) to the Administrative Agent on the first Business Day of each week a written report summarizing issuance and expiration dates of Letters of Credit issued during the previous week, the respective Available Amounts with respect thereto, currencies in which such Letters of Credit were denominated, for whose account such letters of credit were issued and drawings during such week under all Letters of Credit; and (2) to the Administrative Agent on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit.
          (c) Drawing and Reimbursement.
                    (i) The payment by the Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by the Issuing

Bank of a Letter of Credit Advance to the applicable Borrower, which shall (1) in the case of payment on a draft drawn under any Letter of Credit denominated in U.S. Dollars or Canadian Dollars, be a Base Rate Loan in the amount of such draft, and (2) in any other case, be a LIBO Rate Loan that bears interest at the rate per annum equal to the rate per annum at which interest would accrue on a LIBO Rate Loan with an Interest Period of one month beginning on the date of such draw, and be immediately due and payable in full by the applicable Borrower within one (1) Business Day of the payment thereof by the Issuing Bank.
                    (ii) Upon the issuance of each Letter of Credit, each Lender shall be deemed to have purchased a participation therein equal to its Pro Rata Share of the Available Amount thereof and, upon written demand by the Issuing Bank following a draw on such a Letter of Credit, with a copy of such demand to the Administrative Agent, each Lender shall purchase from the Issuing Bank, directly and not as a participation, and the Issuing Bank shall sell and assign to each such other Lender, such other Lender’s Pro Rata Share of such Letter of Credit Advance resulting from such draw as of the date of such purchase to the extent not previously repaid by the applicable Borrower, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Issuing Bank, by deposit to the Administrative Agent’s Account, in same-day funds in the currency in which such Letter of Credit was denominated, an amount equal to the portion of the outstanding principal amount of such Letter of Credit Advance to be purchased by such Lender.
                    (iii) Each Borrower agrees to each participation, sale and assignment pursuant to this subsection (c).
                    (iv) Each Lender agrees to purchase its Pro Rata Share of an outstanding Letter of Credit Advance on (1) the Business Day on which demand therefor is made by the Issuing Bank, provided notice of such demand is given not later than 11:00 A.M. (New York, New York time) on such Business Day, or (2) the first Business Day next succeeding such demand if notice of such demand is given after such time.
Upon any such assignment by the Issuing Bank to any Lender of a portion of a Letter of Credit Advance, the Issuing Bank shall be deemed to have represented and warranted to such Lender that such Issuing Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Letter of Credit Advance, the Loan Documents or any Loan Party. If and to the extent that any Lender shall not have so made the purchase price for its Pro Rata Share of a Letter of Credit Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Issuing Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such amount for the account of the Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by the Issuing Bank shall be reduced by such amount on such Business Day.
          (d) Obligations Absolute. The Obligations of the Borrowers under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including without limitation the following circumstances:
                    (i) any lack of validity or enforceability of this Agreement, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (this Agreement and all of the other foregoing being, collectively, the “L/C Related Documents”);
                    (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of any Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;
                    (iii) the existence of any claim, set-off, defense or other right that any Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;
                    (iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
                    (v) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; provided that this clause (v) shall not be deemed to be a waiver of any claim that any Borrower might have against such Issuing Bank as a result of any such payment that arises from the gross negligence or willful misconduct of the Issuing Bank;
                    (vi) any release or amendment or waiver of or consent to departure from any Guaranty Agreement; or
                    (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including without limitation any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or a guarantor.
     Section 2.11 Defaulting Lenders.
          (a) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.2(b) and the Administrative Agent may, in reliance upon such assumption, make available to the requesting Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent and the Administrative Agent makes available to the requesting Borrower on such date a corresponding amount, such Lender and each Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrowers, the interest rate applicable at such time under Section 2.5 to Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.
          (b) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Loan to be made by such other Lender on the date of any Borrowing.
     Section 2.12 Borrower Liability. AGCO and each Domestic Subsidiary Borrower shall be jointly and severally liable for all Loans and other liabilities hereunder or under any other Loan Document by or of itself or any Borrowing Subsidiary. No Foreign Subsidiary Borrower shall have any liability for any Borrowing or other liabilities hereunder or under any other Loan Documents by or of AGCO or any other Borrowing Subsidiary (except as may otherwise be provided in such Foreign Subsidiary Borrower’s Guaranty Agreement).
     Section 2.13 Designated Borrowers.
          (a) After the Agreement Date, AGCO may at any time, upon not less than sixty (60) days notice from AGCO to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), request that any one or more Material Subsidiaries of AGCO (an “Applicant Borrower”) be designated as a Designated Borrower to receive Loans or to have Letters of Credit issued hereunder by delivering to the Administrative Agent (which shall deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit D (a “Designated Borrower Request and Assumption Agreement”); provided, however, AGCO shall not have any right to request that an Applicant Borrower become a Designated Borrower hereunder if (i) such Applicant Borrower is not a Wholly-Owned Subsidiary of AGCO, or is organized under the laws of a jurisdiction in which any Lender is prohibited or restricted from making Loans, or (ii) any Default or Event of Default then exists or would be caused hereby. The parties hereby acknowledge and agree that prior to any Applicant Borrower becoming a Designated Borrower entitled to utilize the credit facilities provided for herein the Administrative Agent and the Lenders shall have received a Guaranty Agreement, supporting resolutions, incumbency certificates, certified (if available) governing documents and good standing certificates, opinions of counsel and any other document or information reasonably requested by the Administrative Agent, each in form and substance satisfactory to the Administrative Agent and the Required Lenders (collectively, the “Supporting Documents”). If the Administrative Agent agrees that an Applicant Borrower shall have satisfied all of the requirements of this Section 2.13 and, therefore, be entitled to become a Designated Borrower hereunder, then promptly following receipt of (x) all Supporting Documents, (y) a certificate of an Authorized Financial Officer of AGCO certifying that no

Default or Event of Default then exits or would result from the joinder of such Applicant Borrower as a Borrower hereunder and (z) a reaffirmation by each Borrower and each Guarantor of its Guaranty Agreement, in form and substance satisfactory to the Administrative Agent, the Administrative Agent shall send a notice in substantially the form of Exhibit E (a “Designated Borrower Notice”) to AGCO and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes thereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Loans or to have Letters of Credit issued hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided, that no Notice of Borrowing or Notice of Issuance maybe submitted by or on behalf of such Designated Borrower until three (3) Business Days after such effective date.
          (b) The Obligations of the Domestic Borrowers shall be joint and several in nature as more specifically described in Section 2.12. The Obligations of each Foreign Subsidiary Borrower shall be several in nature and not joint except as set forth in any Guaranty Agreement executed by such Foreign Subsidiary Borrower.
          (c) Each Foreign Subsidiary Borrower and each Domestic Subsidiary Borrower of AGCO that is or becomes a “Designated Borrower” pursuant to this Section 2.13 hereby irrevocably appoints AGCO as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii)  in the case of the Domestic Subsidiaries Borrowers only, the receipt of the proceeds of any Loans made by the Lenders, to any such Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by AGCO, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to AGCO in accordance with the terms of this Agreement shall be deemed to have been delivered to each Borrower.
          (d) Notwithstanding anything to the contrary herein, (i) as of the Closing Date, the only Borrowers are AGCO, AGCO UK and AGCO BV, (ii) no other Persons may become a Borrower except in accordance with this Section 2.13, (iii) each of the Initial Borrowers consents to the addition of Designated Borrowers as “Borrowers” hereunder from time to time in accordance with this Section 2.13, and (iv) only Wholly-Owned Material Subsidiaries of AGCO may become Designated Borrowers.
ARTICLE 3.
CONDITIONS PRECEDENT
     Section 3.1 Conditions Precedent to Agreement Date. The effectiveness of this Agreement and the obligation of each Lender to make the Loans comprising the initial Borrowing hereunder and the obligation of any Issuing Bank to issue the initial Letters of Credit, is subject to the satisfaction of the following conditions precedent:

          (a) The Lenders shall be satisfied that, in connection with the initial Borrowing hereunder, simultaneously with such initial Borrowing, all amounts owing under the Existing Credit Agreement shall have been paid in full and all commitments to lend thereunder shall be terminated;
          (b) The Administrative Agent shall have received, on or before the Agreement Date, the following, each dated such date (unless otherwise specified), in form and substance satisfactory to the Administrative Agent (unless otherwise specified):
          (i) This Agreement, duly executed and delivered by the Borrowers, the Administrative Agent and the delivery of a Lender Addendum by each Lender;
          (ii) The Fee Letter, duly executed and delivered by the Borrowers;
                    (iii) Certified copies of the resolutions of the Board of Directors of each Borrower and Guarantor approving the execution and delivery of this Agreement, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement;
                    (iv) A copy of the charter of each Borrower and each Guarantor that is a Foreign Subsidiary and each amendment thereto, certified (as of a date reasonably near the Agreement Date), if appropriate in the jurisdiction where such Borrower or Guarantor is organized, by an appropriate governmental official as being a true and correct copy thereof;
                    (v) For AGCO and each Guarantor that is not a Foreign Subsidiary, a copy of a certificate of the Secretary of State (or other applicable Governmental Authority) of the State of formation or organization of such Loan Party, dated reasonably near the Agreement Date, listing the charter of such Person and each amendment thereto on file in his/her office and certifying that (x) such amendments are the only amendments to such Person’s charter on file in his/her office; (y) such Person has paid all franchise taxes to the date of such certificate; and (z) such Person is duly incorporated and in good standing or presently subsisting under the laws of such state;
                    (vi) A certificate of each Borrower and each Guarantor, signed on behalf of such Person by its President or a Vice President and its Secretary or any Assistant Secretary, or by other appropriate officers of it, dated the Agreement Date (the statements made in such certificate shall be true on and as of the Agreement Date), certifying as to (x) the absence of any amendments to the charter of such Person since the date of the certificate referred to in clause (iv) and (v) above, as applicable; (y) a true and correct copy of the bylaws of such Borrower or Guarantor as in effect on the Agreement Date; and (z) the due incorporation or formation and good standing of such Borrower or Guarantor organized under the laws of the jurisdiction of its organization, and the absence of any proceeding for the dissolution or liquidation of such Person;
                    (vii) A certificate of the Secretary or an Assistant Secretary or other appropriate officer of each Borrower and each Guarantor certifying the names and true signatures of the officers of such Borrower and Guarantor authorized to sign this Agreement or the other Loan Documents to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.
                    (viii) Each of the Guaranty Agreements duly executed by each Person specified on Schedule G-1, each such Guaranty Agreement to be in form and substance satisfactory to the Administrative Agent, and guaranteeing the obligations specified in such Schedule.
          (c) The Administrative Agent shall be satisfied that no default exists under any Subordinated Debt Document;
          (d) There shall not have occurred any event, development or circumstance since December 31, 2007 (x) that has caused or could reasonably be expected to cause a material adverse condition or material adverse change in or affecting (i) the condition (financial or otherwise), results of operation, assets, liabilities (actual or contingent), management, business, value or prospects of AGCO and its respective Subsidiaries, taken as a whole; (ii) the ability of the Borrowers to repay or to refinance the credit to be extended under this Agreement, or (iii) the validity or enforceability of any of the Loan Documents; or (y) that calls into question in any material respect the projections delivered to the Administrative Agent prior to the Agreement Date or any material assumption on which such projections were prepared;
          (e) There shall exist no action, suit, investigation, litigation or proceeding affecting AGCO or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that could have a Material Adverse Effect or impair the validity or enforceability of any Loan Document.
          (f) The Administrative Agent shall have received audited Consolidated financial statements for AGCO and its Subsidiaries as at December 31, 2007 and for the fiscal year then ended, and such financial statements shall be in form and substance satisfactory to the Administrative Agent;
          (g) The Administrative Agent shall have received detailed projections for fiscal years 2008 through 2010, prepared by officers of AGCO, in form and substance satisfactory to the Administrative Agent;
          (h) All governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the transactions contemplated by this Agreement and the continuing operations of AGCO and its Subsidiaries shall have been received and be in full force and effect;
          (i) A favorable opinion of (A) Troutman Sanders LLP, counsel to the Loan Parties, (B) Dutch counsel to the Loan Parties and (C) United Kingdom counsel to the Loan Parties;
          (j) A notice executed by AGCO addressed to each trustee under any Subordinated Debt Document stating that this Agreement and the Loan Documents are the “Bank Credit Agreement” (or similar defined term) under such Subordinated Debt Document;

          (k) The Administrative Agent shall have received all required internal know-your-customer documents, certificates and approvals as the Administrative Agent may reasonably request;
          (l) AGCO shall have paid all fees and expenses (including the fees and expenses of counsel) of the Administrative Agent and Lenders that are due and payable on the Agreement Date and are in compliance with all terms of the Fee Letter on or before the Agreement Date; and
          (m) The Administrative Agent shall have received such other approvals, opinions or documents as the Administrative Agent may reasonably request.
     Section 3.2 Conditions Precedent to Each Borrowing and Issuance. The obligation of each Lender to make a Loan (including the initial Loan but other than a Letter of Credit Advance), and the right of any Borrower to request the issuance of Letters of Credit, shall be subject to the further conditions precedent that on the date of such Borrowing or issuance, the following statements shall be true and any Notice of Borrowing delivered to the Administrative Agent hereunder shall certify that, as of the date of the Borrowing requested thereunder:
            (a) the representations and warranties contained in each Loan Document will be correct on and as of the date of such Borrowing or issuance, before and after giving effect to such Borrowing or issuance and to the application of the proceeds therefrom, as though made on and as of such date, and request for the issuance of a Letter of Credit delivered to the Issuing Bank hereunder other than as permitted by Section 4.2;
            (b) no event shall have occurred and be continuing, or would result from such Borrowing or issuance or from the application of the proceeds therefrom, that constitutes or would constitute a Default or Event of Default;
            (c) if the applicable Borrower is a Designated Borrower, then the conditions of Section 2.13 to designate such Borrower as a Designated Borrower shall have been met to the satisfaction of the Administrative Agent; and
            (d) such Borrowing is permitted under Section 2.1(a).
     Section 3.3 Determinations Under Section 3.1. For purposes of determining compliance with the conditions specified in Section 3.1, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the initial Borrowing specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES
     Section 4.1 Representations and Warranties of the Borrowers. In order to induce the Administrative Agent, the Lenders and the Issuing Bank to enter into this Agreement and to extend credit to each Borrower, each Borrower hereby agrees, represents, and warrants as follows:
          (a) Organization; Power. (i) AGCO (x) is a corporation duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization, (y) is duly qualified and in good standing (if applicable) as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed is not reasonably likely to have a Material Adverse Effect, and (z) has all requisite power and authority and has all material licenses, authorizations, consents and approvals necessary to own or lease and operate its properties, to conduct its business as now being conducted and as proposed to be conducted and to enter into and carry out the terms of the Loan Documents to which it is a party; (ii) each Material Subsidiary of AGCO, (x) is a corporation, partnership or other legal entity duly organized or formed, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization, and (y) is duly qualified and in good standing (if applicable) as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed is not reasonably likely to have a Material Adverse Effect, and (iii) each Subsidiary of AGCO has all requisite power and authority and has all licenses, authorizations, consents and approvals necessary to own or lease and operate its properties, to conduct its business as now being conducted and as proposed to be conducted and to enter into and carry out the terms of the Loan Documents to which it is a party other than such licenses, authorizations, consents and approvals, the failure of which would not reasonably be expected to have a Material Adverse Effect.
          (b) Subsidiaries and Joint Ventures. Set forth on Part I of Schedule 4.1(b) is a complete and accurate list of all Subsidiaries of AGCO, as of the Agreement Date showing (as to each such Subsidiary) the jurisdiction of its incorporation or formation, the percentage of the outstanding shares of each such class owned (directly or indirectly) by AGCO and whether it is a Material Subsidiary. All of the outstanding Stock of all of the Subsidiaries of AGCO owned by AGCO or any of its Subsidiaries has been validly issued, is fully paid and non-assessable and is, upon release of all Liens under the Existing Credit Agreement, owned by AGCO or one or more of its Subsidiaries free and clear of all Liens, except for Permitted Liens. Set forth on Part II of Schedule 4.1(b) is a complete and accurate list of all joint ventures of AGCO and/or any of its Subsidiaries and any third Person as of the Agreement Date showing (as to each such joint venture) the other Person or Persons parties thereto and the percentage of the outstanding Stock or other equity interests of such joint venture owned on the Agreement Date by AGCO or any of its Subsidiaries.
          (c) Intentionally Omitted.

          (d) Authorization; No Conflict. The execution, delivery and performance by each Loan Party of this Agreement each other Loan Document and each L/C Related Document to which it is or is to be a party and the other transactions contemplated hereby, are within such Loan Party’s corporate or other similar powers, have been duly authorized by all necessary corporate or other similar action, and do not (i) contravene such Loan Party’s charter or bylaws; (ii) violate any Applicable Law (including, without limitation, to the extent applicable, the Securities Exchange Act of 1934, the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970 and any similar statute); (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties; or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such Applicable Law or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could have a Material Adverse Effect.
          (e) No Authorizations Needed. Giving effect to the execution and delivery of the Loan Documents and the making of the initial Loans hereunder, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for the due execution, delivery or performance by any Loan Party of this Agreement, any other Loan Document or any L/C Related Document to which it is or is to be a party, or for the consummation of the transactions hereunder.
          (f) Enforceability. This Agreement, each other Loan Document and each L/C Related Document have been (or, when delivered hereunder will have been), duly executed and delivered by each Loan Party thereto. This Agreement, each other Loan Document and each L/C Related Document have been (or, when delivered hereunder will be), the legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws and principles of equity.
          (g) Financial Statements. The Consolidated balance sheets of AGCO and its Subsidiaries and of AGCO and its Subsidiaries, respectively, as at December 31, 2007 and the related Consolidated statements of income and cash flows of AGCO and its Subsidiaries and AGCO and its Subsidiaries, respectively, for the fiscal year then ended, accompanied by an opinion of KPMG LLC, independent public accountants, copies of which have been furnished to each Lender fairly present the consolidated financial condition of AGCO and its Subsidiaries and AGCO and its Subsidiaries, respectively, as at such date and the consolidated results of the operations of AGCO and its Subsidiaries and AGCO and its Subsidiaries, respectively, for the period ended on such date, all in accordance with Applicable Accounting Standards applied on a consistent basis, and since December 31, 2007, nothing has occurred that has resulted in a Material Adverse Effect.
          (h) Projection; Other Information. The three (3) year projected Consolidated balance sheets and income statements of AGCO and its Subsidiaries delivered to the Administrative Agent pursuant to Section 3.1(f) where prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in the light of conditions existing at the time of delivery of such projected financial statements, and represented, at the time of delivery, AGCO’s reasonable estimate of its future financial performance. No information, exhibit or report furnished by any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of the Loan Documents or any transaction contemplated herein or therein or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.
          (i) Litigation. There is no action, suit, investigation, litigation or proceeding affecting AGCO or any of its Subsidiaries, including any Environmental Action, pending or threatened before any court, governmental agency or arbitrator that purport to affect the legality, validity or enforceability of this Agreement, any other Loan Document or any L/C Related Document or the consummation of the transactions contemplated thereby or hereby, or that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
          (j) Use of Proceeds. None of the Borrowers will, directly or indirectly, use any of the proceeds of any Borrowing for the purpose, whether immediate, incidental or ultimate, of buying a “margin stock” or of maintaining, reducing or retiring any indebtedness originally incurred to purchase a stock that is currently a “margin stock”, or for any other purpose that would constitute this transaction a “purpose credit”, in each case within the meaning of the margin regulations of the Board of Governors of the Federal Reserve System, if such use would violate such regulations or cause any Lender to violate such regulations or impose any filing or reporting requirement on any Lender under such regulations.
          (k) Senior Indebtedness. All Borrowings under this Agreement will be “Senior Indebtedness,” (or such other similar term) under and as defined in the Subordinated Debt Documents. This Agreement and all Loan Documents shall be the “Bank Credit Agreement,” or a “Designated Credit Facility” (or such other similar term), and the Obligations hereunder shall constitute “Senior Indebtedness” or such other similar term, under and as defined in, the Subordinated Debt Documents.
          (l) ERISA Matters. No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan of any Loan Party or any of its ERISA Affiliates that has resulted in or is reasonably likely to result in a Material Adverse Effect. Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) that any Loan Party or any of its ERISA Affiliates is required to file for any Plan, copies of which have been filed with the Internal Revenue Service, is complete and accurate and fairly presents the funding status of such Plan, and, except as set forth on Schedule 4.1(l), since the date of such Schedule B there has been no material adverse change in such funding status. Neither any Loan Party nor any of its ERISA Affiliates has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan that would reasonably be expected to have a Material Adverse Effect. Neither any Loan Party nor any of its ERISA Affiliates has been notified by the sponsor of a Multiemployer Plan of any Loan Party or any of its ERISA Affiliates that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and to the knowledge of AGCO no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA, in either case which reorganization or termination would reasonably be expected to have a Material Adverse Effect. With respect to each scheme or arrangement mandated by a government other than the United States providing for post-employment benefits (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law providing for post-employment benefits (a “Foreign Plan”): (i) All material employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Agreement Date, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations, in accordance with applicable generally accepted accounting principles, and the liability of each Loan Party and each Subsidiary of a Loan Party with respect to a Foreign Plan is reflected in accordance with normal accounting practices on the financial statements of such Loan Party or such Subsidiary, as the case may be; and (iii) Each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities unless, in each case, the failure to do so would not be reasonably likely to have a Material Adverse Effect.
          (m) Casualties; Taking of Properties. Since December 31, 2007, neither the business nor the properties of AGCO or its Subsidiaries, taken as a whole, has been materially and adversely affected as a result of any fire, explosion, earthquake, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces, or acts of God or of any public enemy.
          (n) Environmental Matters. Except as set forth on Schedule 4.1(n) hereto (i) each of AGCO and its Subsidiaries is in compliance with all applicable Environmental Laws, the failure to comply with which could have a Material Adverse Effect; (ii) each of AGCO and its Subsidiaries has obtained and currently maintains all Environmental Permits necessary for the operation of its business, all such Environmental Permits are in good standing and AGCO and its Subsidiaries are in compliance with all such Environmental Permits, except where the failure to so obtain, maintain or comply could not have a Material Adverse Effect; (iii) neither AGCO nor its Subsidiaries are subject to any Environmental Actions, and, to the knowledge of AGCO, no Environmental Action has been threatened, in either case, which would be reasonably expected to have a Material Adverse Effect; (iv) to the best knowledge of AGCO after diligent investigation, there has been no release, spill, emission, leaking, pumping, injection, deposit, application, disposal, discharge, dispersal, leaking or migration into the environment, including the movement of any Hazardous Material in or through the environment, of any Hazardous Material at, in, on, under, affecting or migrating to or from any Real Property, which could have a Material Adverse Effect; (v) neither AGCO nor its Subsidiaries have caused or permitted any Hazardous Material to be disposed of on or under any Real Property in violation of any Environmental Law, the violation of which could have a Material Adverse Effect; (vi) neither

AGCO nor its Subsidiaries have transported or arranged for the transportation of any Hazardous Materials to any location that is listed or, to the knowledge of the Loan Parties, proposed for listing on the National Priorities List under CERCLA (“NPL”) or listed on the Comprehensive Environmental Response, Compensation and Liability Information System (“CERCLIS”) maintained by the Environmental Protection Agency or any analogous state list, except to the extent such transportation would not reasonably be expected to have a Material Adverse Effect; (vii) to the best knowledge of AGCO and its Subsidiaries after diligent investigation, none of the Real Properties presently require or previously required interim status or a hazardous waste permit for the treatment, storage or disposal of hazardous waste pursuant to CERCLA, or any analogous Environmental Law, except where the failure to obtain such status or permit could not have a Material Adverse Effect, and no real properties have been placed or proposed to be placed on the NPL or its state equivalents or placed on CERCLIS or its state equivalents; and (viii) no asbestos-containing material, polychlorinated biphenyls, or underground storage tanks are present on or under any Real Property in a manner or condition that could result in a Material Adverse Effect.
          (o) Taxes. Each of AGCO and each of its Subsidiaries has filed, has caused to be filed or has been included in all Federal and foreign income-tax returns, all federal, provincial or state income-tax returns where a tax Lien could be imposed on any assets of AGCO or any of its Subsidiaries and all other material income-tax and governmental remittance returns required to be filed and has paid all taxes and other amounts shown thereon to be due, together with applicable interest and penalties, except for any taxes being contested in good faith by appropriate proceedings promptly initiated and diligently pursued and for which reserves or other appropriate provisions required by Applicable Accounting Standards have been established and with respect to which no Lien or right of demand has arisen or attached to its property and become enforceable against its other creditors. There are no adjustments as of the Agreement Date to the federal income tax liability of AGCO proposed by the Internal Revenue Service with respect to any such year. Except as set forth on Schedule 4.1(o), the aggregate unpaid amount, as of the Agreement Date, of adjustments to the state, provincial, local and foreign tax liability of AGCO and its Subsidiaries proposed by all state, provincial, local and foreign taxing authorities (other than amounts arising from adjustments to Federal income tax returns) does not exceed U.S. $5,000,000. No issues have been raised by any taxing authority that, in the aggregate, would be reasonably likely to have a Material Adverse Effect.
          (p) Solvency. Each Borrower is, and will be after giving effect to the transactions contemplated hereby, individually and together with its Subsidiaries, Solvent.
          (q) Investment Company. Neither AGCO nor any of its Subsidiaries is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Loans, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by any Borrower, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.
          (r) Intentionally Omitted.

          (s) Intellectual Property. AGCO and its Subsidiaries own, or possess the right to use, without conflict with the rights of any other Person which could reasonably be expected to have a Material Adverse Effect, all trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses.
          (t) Existing Indebtedness. Set forth on Schedule 4.1(t) hereto is a complete and accurate list of all Indebtedness of AGCO and its Subsidiaries outstanding as of December 31, 2007, showing the approximate principal amount outstanding thereunder as of such date. Except as otherwise disclosed in this Section 4.1, AGCO and its Subsidiaries have no other liabilities that would result in a Material Adverse Effect.
          (u) Employee Relations. AGCO and its Subsidiaries have a stable work force in place and the Borrowers know of no pending, threatened or contemplated strikes, work stoppage or other labor disputes involving AGCO or any of its Subsidiaries’ employees except where such strike, work stoppage or other labor dispute does not or would not reasonably be likely to have a Material Adverse Effect.
          (v) Anti-Terrorism Laws. None of Borrowers nor any Affiliate of any Borrower knows, or reasonably should know of, any violation of any Anti-Terrorism Law or knowingly engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
          (w) Blocked Persons. To Borrowers’ knowledge, none of Borrowers nor any Affiliate of any Borrower is any of the following (each a “Blocked Person”):
                    (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;
                    (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;
                    (iii) a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
                    (iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;
                    (v) a Person or entity that is named as a “specially designated national” or other blocked person on the most current list maintained by OFAC and published or made available in the Federal Register or published by OFAC at its official website or any replacement website or other replacement official publication of such list; or
                    (vi) a Person or entity who is affiliated with a Person or entity listed above.

          Neither any Borrower nor any Affiliate of any Borrower (i) knowingly conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) knowingly deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or other applicable Anti-Terrorism Law.
          (x) Use of Loans. The Loans are intended solely for the purposes set forth in Section 5.15 and the Loans are not intended specifically to enable any transaction that, if conducted by a United States entity, would violate any rules or regulations promulgated by OFAC or other United States economic or trade sanctions restrictions.
          Section 4.2 Survival of Representations and Warranties, etc. All representations and warranties made under this Agreement shall be deemed to be made, and shall be true and correct, at and as of the Agreement Date (unless otherwise specified) and the date of each Loan which will increase the principal amount of the Obligations outstanding, or upon the issuance of a Letter of Credit hereunder, except (a) to the extent previously fulfilled in accordance with the terms hereof, (b) to the extent subsequently inapplicable, (c) to the extent such representation or warranty is limited to a specified date, and (d) as a result of changes permitted by the terms of this Agreement. All representations and warranties made under this Agreement shall survive, and not be waived by, the execution hereof by the Lenders, the Administrative Agent and the Issuing Bank, any investigation or inquiry by any Lender, Issuing Bank or the Administrative Agent, or the making of any Loan or the issuance of any Letter of Credit under this Agreement.
ARTICLE 5.
AFFIRMATIVE COVENANTS
     AGCO covenants and agrees that, so long as any Loan shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder:
          Section 5.1 Compliance with Laws, Etc. Except as provided in Section 5.4, AGCO shall comply, and shall cause each of its Subsidiaries to comply with all Applicable Laws, such compliance to include, without limitation, to the extent applicable, the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, the Trading with the Enemy Act and any similar statute except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.
          Section 5.2 Preservation of Existence, Etc. Except as otherwise permitted by this Agreement, AGCO shall preserve and maintain, and cause each of its Subsidiaries to (a) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of their respective properties or the nature of their respective business requires such qualification or authorization except where such failure to so qualify and/or remain qualified does not or would not reasonably be likely to have a Material Adverse Effect, and (b) preserve and maintain, its existence, rights (charter and statutory), privileges and franchises, except with respect to Subsidiaries that are not Loan Parties to the extent that the failure to maintain such existence, rights, privileges and franchises does not or would not reasonably be likely to have a Material Adverse Effect; provided that neither AGCO nor any of its Subsidiaries shall be required to preserve any right or franchise if the Board of Directors of AGCO or such Subsidiary shall determine that the preservation and maintenance thereof is no longer desirable in the conduct of the business of AGCO or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to AGCO, such Subsidiary or the Lenders. AGCO shall at all times remain qualified as a foreign corporation entitled to do business in the State of New York.
          Section 5.3 Payment of Taxes and Claims. AGCO shall, and shall cause each Subsidiary to, pay and discharge all material federal, foreign, state and local taxes, assessments, and governmental charges or levies imposed upon any of them or their respective incomes or profits or upon any properties belonging to any of them prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which have become due and payable and which by law have or may become a Lien upon any of their respective property; except that, no such tax, assessment, charge, levy, or claim need be paid which is being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the appropriate books, but only so long as such tax, assessment, charge, levy, or claim does not become a Lien or charge other than a Permitted Lien and no foreclosure, distraint, sale, or similar proceedings shall have been commenced and remain unstayed for a period thirty (30) days after such commencement. Each Borrower shall timely file all information returns required by federal, state, provincial or local tax authorities.
          Section 5.4 Compliance with Environmental Laws. AGCO shall comply, and cause each of its Subsidiaries and all lessees and other Persons occupying its properties to comply, with all Environmental Laws and Environmental Permits applicable to its operations and properties; obtain and renew all material Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws, except in each case where the failure to take such action would not result in a Material Adverse Effect.
          Section 5.5 Maintenance of Insurance. AGCO shall maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which AGCO or such Subsidiary operates, including, without limitation, physical damage insurance on all real and personal property, comprehensive general liability insurance, and business interruption insurance; provided, however, that such insurance may be subject to (A) self-insurance by AGCO and its Subsidiaries that so long as such self insurance is in accord with the approved practices of corporations similarly situated and adequate insurance reserves are maintained in connection with such self-insurance, and (B) deductibles and co-payment obligations no greater than those of other corporations similarly situated. AGCO shall deliver to the Administrative Agent a certificate of insurance that evidences the existence of each policy of insurance, payment of all premiums therefor and compliance with all provisions of this Agreement and, upon request of the Administrative Agent, AGCO shall deliver to the Administrative Agent a copy of each such policy. Each liability insurance policy shall contain an endorsement listing the Administrative Agent as an additional insured thereunder.

          Section 5.6 Visitation Rights. AGCO shall permit, and shall cause its Subsidiaries to permit, representatives of the Administrative Agent, each Issuing Bank and each Lender to (a) visit and inspect the properties of AGCO and its Subsidiaries during normal business hours, (b) inspect and make extracts from and copies of AGCO’s and its Subsidiaries’ books and records and (c) discuss with its respective principal officers, directors and accountants its businesses, assets, liabilities, financial positions, results of operations, and business prospects; provided, however, the Lenders will use reasonable efforts to coordinate with AGCO and the Administrative Agent such visit and inspections to limit any inconvenience to AGCO and its Subsidiaries and, prior to the occurrence of any Default hereunder, the Lenders shall give AGCO reasonable prior notice of any such visit or inspection.
          Section 5.7 Accounting Methods. AGCO shall maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with Applicable Accounting Standards, and will keep adequate records and books of account in which complete entries will be made in accordance with such accounting principles consistently applied and reflecting all transactions required to be reflected by such accounting principles.
          Section 5.8 Maintenance of Properties, Etc. AGCO shall preserve, and shall cause each of its Subsidiaries to maintain and preserve in the ordinary course of business in good repair, working order, and condition, normal wear and tear, removal from service for routine maintenance and repair and disposal of obsolete equipment excepted, all material properties used or useful in their respective businesses (whether owned or held under lease), and from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, additions, and improvements thereto.
          Section 5.9 Intentionally Omitted.
          Section 5.10 ERISA. AGCO shall at all times make, or cause to be made, timely payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to its and its ERISA Affiliates’ Plans; timely file any annual report required to be filed pursuant to ERISA in connection with each such Plan of AGCO and its ERISA Affiliates; notify the Administrative Agent as soon as practicable of the occurrence of any ERISA Event and of any additional act or condition arising in connection with any such Plan which AGCO believes might constitute grounds for the termination thereof by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Plan; and furnish to the Administrative Agent, promptly upon the Administrative Agent’s request therefor, a copy of such annual report and such additional information concerning any such Plan as may be reasonably requested by the Administrative Agent.
          Section 5.11 Conduct of Business. AGCO and each Subsidiary of AGCO shall continue to engage in business of the same general type as now conducted by it, respectively, on the Agreement Date.
          Section 5.12 Further Assurances. Upon the reasonable request of the Administrative Agent, AGCO will promptly cure, or cause to be cured, defects in the execution and delivery of the Loan Documents (including this Agreement), resulting from any act or failure to act by any Loan Party or any employee or officer thereof. AGCO at its expense will promptly execute and deliver to the Administrative Agent and the Lenders, or cause to be executed and delivered to the Administrative Agent and the Lenders, all such other and further documents, agreements, and instruments in compliance with or accomplishment of the covenants and agreements of AGCO and its Subsidiaries in the Loan Documents, including this Agreement, or to correct any omissions in the Loan Documents, or more fully to state the obligations set out herein or in any of the Loan Documents, or to obtain any consents, all as may be necessary or appropriate in connection therewith as may be reasonably requested by the Administrative Agent.
          Section 5.13 Broker’s Claims. Each Borrower hereby indemnifies and agrees to hold the Administrative Agent, the Issuing Bank and each of the Lenders harmless from and against any and all losses, liabilities, damages, costs and expenses which may be suffered or incurred by the Administrative Agent, the Issuing Bank and each of the Lenders in respect of any claim, suit, action or cause of action now or hereafter asserted by a broker or any Person acting in a similar capacity arising from or in connection with the execution and delivery of this Agreement or any other Loan Document or the consummation of the transactions contemplated herein or therein
          Section 5.14 Additional Domestic Subsidiaries. At the time of the formation of any direct or indirect Domestic Subsidiary of AGCO after the Agreement Date or the acquisition of any direct or indirect Domestic Subsidiary of AGCO after the Agreement Date, AGCO shall (a) cause such new Domestic Subsidiary to provide to the Administrative Agent, for the benefit of the Lenders, a Guaranty Agreement, in form and substance satisfactory to the Administrative Agent, pursuant to which such new Domestic Subsidiary shall guaranty the Obligations under this Agreement and (b) provide to the Administrative Agent, for the benefit of the Lenders, all other documentation, including one or more opinions of counsel satisfactory to the Administrative Agent, which in its reasonable opinion is appropriate with respect to the execution and delivery of the Guaranty Agreement referred to above.
          Section 5.15 Use of Proceeds. The Borrowers will use the proceeds of the Loans solely for (a) the repayment of all Indebtedness under the Existing Loan Agreement, (b) to pay transaction costs relating to this Agreement and (c) working capital needs and general corporate purposes, in each case for the Borrowers and each Borrower’s Subsidiaries.
          Section 5.16 Covenants of the Borrowing Subsidiaries. Each Borrowing Subsidiary will perform and observe each covenant in Article 5 that AGCO is required to cause it to perform or observe under such Article.
ARTICLE 6.
INFORMATION COVENANTS
          AGCO covenants and agrees that, so long as any Loan shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder:
          Section 6.1 Reporting Requirements. AGCO will deliver to the Administrative Agent (and, with respect to clauses (b), (c), (i) and (n) of this Section 6.1, such delivery may be made by AGCO posting such information directly via IntraLinks):

          (a) Default Notice. As soon as possible and in any event within two (2) Business Days after a Responsible Employee shall know of the occurrence of each Default, a statement of an Authorized Financial Officer of AGCO setting forth details of such Default and the action that AGCO has taken and proposes to take with respect thereto.
          (b) Quarterly Financials. As soon as available and in any event within forty-five (45) days (plus any extension period obtained by AGCO from the Securities and Exchange Commission for the filing of an equivalent periodic report under Rule 12b-25 of the General Rules and Regulations under the Securities Exchange Act of 1934; provided, in any case, such extension period shall not exceed fifteen (15) days) after the end of each of the first three (3) quarters of each fiscal year of AGCO, and within ninety (90) days after the end of the fourth quarter of each fiscal year of AGCO, consolidated balance sheets of AGCO and its Subsidiaries and (in the case of the first three (3) fiscal quarters) AGCO and its Subsidiaries, respectively, as of the end of such quarter and consolidated statements of income and cash flows of AGCO and its Subsidiaries and (if applicable) AGCO and its Subsidiaries, respectively, for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by an Authorized Financial Officer of AGCO as having been prepared in accordance with Applicable Accounting Standards, together with, in the case of the financial statements relating to the first three fiscal quarters:
                    (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that AGCO has taken and proposes to take with respect thereto; and
                    (ii) a schedule in form satisfactory to the Administrative Agent of the computations used by AGCO in determining compliance with the financial covenants contained in Article 7.
          (c) Annual Financials. As soon as available and in any event within ninety (90) days (plus any extension period obtained by AGCO from the Securities and Exchange Commission for the filing of an equivalent periodic report under Rule 12b-25 of the General Rules and Regulations under the Securities Exchange Act of 1934; provided, in any case, such extension period shall not exceed fifteen (15) days) after the end of each fiscal year of AGCO, a copy of the annual audit report for such year for AGCO and its Subsidiaries, including therein consolidated balance sheets and consolidated statements of income and cash flows of AGCO and its Subsidiaries for such fiscal year, in each case accompanied by an opinion reasonably satisfactory to the Administrative Agent of KPMG LLC or other independent public accountants of recognized national standing, together with:
                    (i) a certificate of such accounting firm to the Lenders stating that in the course of the regular audit of the business of AGCO and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing with respect to any of the “Financial Covenants” set forth in Article 7, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof;
                    (ii) a schedule in form satisfactory to the Administrative Agent of the computations used by such accountants in determining, as of the end of such fiscal year, compliance with the financial covenants contained in Article 7; and
                    (iii) a certificate of an Authorized Financial Officer of AGCO stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that AGCO has taken and proposes to take with respect thereto.
          (d) ERISA Events and ERISA Reports. (i) Promptly and in any event within ten (10) Business Days after any Responsible Employee of any Loan Party or any of its ERISA Affiliates knows or has reason to know that any ERISA Event with respect to any Loan Party or any of its ERISA Affiliates has occurred, a statement of an Authorized Financial Officer of AGCO describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto, and (ii) on the date on which any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.
          (e) Plan Terminations. Promptly and in any event within two (2) Business Days after receipt thereof by any Loan Party or any of its ERISA Affiliates, copies of each notice from the PBGC stating its intention to involuntarily terminate any Plan of any Loan Party or any of its ERISA Affiliates or to have a trustee appointed to administer any such Plan.
          (f) Plan Annual Reports. Upon the Administrative Agent’s request, copies of the most recent Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan for which any Loan Party or any of its ERISA Affiliates is required to file such report.
          (g) Multiemployer Plan Notices. Promptly and in any event within five (5) Business Days after receipt thereof by any Loan Party or any of its ERISA Affiliates from the sponsor of a Multiemployer Plan of any Loan Party or any of its ERISA Affiliates, copies of each notice concerning:
                    (i) the imposition of Withdrawal Liability by any such Multiemployer Plan that might have a Material Adverse Effect;
                    (ii) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan that might be expected to have a Material Adverse Effect; or
                    (iii) the amount of liability incurred by such Loan Party or any of its ERISA Affiliates in connection with any event described in clause (i) or (ii), if paying such liability might have a Material Adverse Effect.

          (h) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting AGCO or any of its Subsidiaries of the type described in Section 4.1(i).
          (i) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that AGCO or any of its Subsidiaries sends to the stockholders of AGCO, and copies of all regular, periodic and special reports, and all registration statements that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.
          (j) Intentionally Omitted.
          (k) Intentionally Omitted.
          (l) Environmental Conditions. Promptly after the occurrence thereof, notice of any condition or occurrence on any property of any Loan Party or any of its Subsidiaries that results in a material noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit or would be reasonably likely to form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or such property that would reasonably be expected to have a Material Adverse Effect.
          (m) Adverse Developments. Promptly after any Responsible Employee becomes aware of the occurrence thereof, notice of any other event or condition relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of AGCO and its Subsidiaries that is reasonably likely to have a Material Adverse Effect.
          (n) Annual Budget. As soon as possible and in any event by February 28 of each year, the annual quarterly budget for AGCO and its Subsidiaries, including forecasts of the income statement, the balance sheet and a cash flow statement, for such year, on a quarter-by-quarter basis.
          (o) Securitization Funding; Indentures. Promptly following (i) the occurrence of any Servicer Default, Early Amortization Event, Amortization Event or Termination Event (as such terms may be defined in any Securitization Documents) under the Securitization Documents, or default by AGCO under any Subordinated Debt Document, giving in each case the details thereof and specifying the action proposed to be taken with respect thereto, and (ii) request by the Administrative Agent, such information as the Administrative Agent may request to determine the aggregate principal amount of Securitization Funding outstanding on any date.
          (p) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, taxes, properties or prospects of any Loan Party or any of its Subsidiaries as the Administrative Agent may reasonably request or any Lender may from time to time reasonably request through an Agent.

          Section 6.2 Access to Accountants. Each Borrower hereby authorizes the Administrative Agent to discuss the financial condition of such Borrower and its Subsidiaries with such Borrower’s independent public accountants upon reasonable notification to such Borrower of the Administrative Agent’s intention to do so. Each Borrower shall be given the reasonable opportunity to participate in any such discussion.
ARTICLE 7.
NEGATIVE COVENANTS
          AGCO covenants and agrees that, so long as any Loan shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder:
          Section 7.1 Indebtedness. AGCO shall not create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, and shall not permit any of its Subsidiaries to create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, any Indebtedness except:
          (a) Indebtedness under this Agreement and the other Loan Documents;
          (b) Indebtedness of AGCO under the Subordinated Debt Documents as of the Agreement Date;
          (c) Securitization Funding under the Securitization Documents;
          (d) Intercompany Indebtedness among any of AGCO and the Subsidiaries; provided such Indebtedness shall be unsecured and, upon the occurrence of an Event of Default, subordinated to the Obligations;
          (e) Unsecured Indebtedness so long as (i) no Default exists or would result therefrom and (ii) AGCO determines after giving effect to the incurrence of such Indebtedness that it is in pro forma compliance with the financial covenants set forth in Section 7.18;
          (f) Indebtedness secured by the Liens on acquired assets permitted by clause (e) of the definition of Permitted Liens provided such Indebtedness was in existence prior to the acquisition of such assets and was not created in contemplation thereof; and
          (g) Other secured Indebtedness for borrowed money (including any Capitalized Leases and Indebtedness secured by purchase money security interests) not exceeding an aggregate amount outstanding at any time of U.S. $100,000,000 for AGCO and its Subsidiaries.
          Section 7.2 Intentionally Omitted.
          Section 7.3 Liens, Etc. AGCO shall not create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, Receivables) whether now owned or hereafter acquired or, except Permitted Liens.

          Section 7.4 Restricted Payments. AGCO shall not, and shall not permit any of its Subsidiaries to, directly or indirectly declare or make any Restricted Payment, except (a) AGCO’s Subsidiaries may make Restricted Payments to AGCO or any other Subsidiary, (b) any Subsidiary that is not a Wholly-Owned Subsidiary may make Restricted Payments to the holders of its Stock on a pro rata basis or, if made to AGCO or any other Subsidiary, on a preferred basis, and (c) so long as no Default then exists or would be caused thereby, AGCO may (i) declare and deliver dividends and distributions payable only in, or convert any preferred stock into, Common Stock of AGCO, (ii) (A) declare and pay cash dividends on its Common Stock listed on a national securities exchange or Nasdaq or its Series A Convertible Preferred Stock or (B) purchase, redeem, retire or otherwise acquire shares of its own outstanding Stock for cash, in each case for (A) and (B) of this clause (ii), in an aggregate amount after the Agreement Date not to exceed (x) $300,000,000, plus (y) 50% of Consolidated Net Income on a cumulative basis for the fiscal year ending 2008 and each fiscal year thereafter, (iii) purchase, redeem, retire or otherwise acquire shares of its own outstanding Stock for cash in connection with employee stock option plans, (iv) acquire shares of its Stock to eliminate fractional shares and (v) redeem any preferred Stock purchase rights issued under AGCO’s stockholders rights plan at a redemption price of $0.01 per right.
          Section 7.5 Sale-Leasebacks. AGCO shall not directly or indirectly become or remain liable, or permit any Subsidiary to become or remain liable, as lessee or guarantor or other surety with respect to any lease, whether a Capitalized Lease or otherwise, of any assets (whether real or personal or mixed), whether now owned or hereafter acquired, that: (a) AGCO or any Subsidiary has sold or transferred or is to sell or transfer to any other Person, other than to another Subsidiary, or (b) AGCO or any Subsidiary intends to use for substantially the same purpose as any other property that has been sold or is to be sold or transferred by AGCO or any Subsidiary to any Person in connection with such lease, except for (i) any lease in effect on the Agreement Date, (ii) the lease of the facility located in Hesston, Kansas, and other facilities located in the United States owned by AGCO or is Subsidiaries as of the Agreement Date in connection with a Tax Abatement Transaction; provided, the documentation evidencing or governing such Tax Abatement Transaction is in form and substance satisfactory to the Administrative Agent and the Administrative Agent receives such other documentation as it may reasonably request, (iii) the lease of certain office space located at the Coventry, England facility after the sale thereof by the Borrowers and (iv) any other sale-leaseback transactions not to exceed (calculated based upon the fair market value of the property subject to, and at the time of, such transaction) an aggregate principal amount equal to $75,000,000 during the term of this Agreement.
          Section 7.6 Fundamental Changes, Etc. AGCO shall not merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that any Subsidiary of AGCO may merge into or consolidate with any other Subsidiary of AGCO or any other Person to consummate a transaction permitted by Section 7.8 or 7.9, so long as (a) no Default then exists hereunder or would be caused thereby, (b) the Administrative Agent receives written notice of any such merger or consolidation at least thirty (30) days (or such shorter period as may be acceptable to the Administrative Agent) prior to the effectiveness thereof if such merger or consolidation involves a Loan Party (provided no notice shall be required in connection with a merger between a Loan Party and a non-Loan Party organized under the laws of the same jurisdiction if the Loan Party is the survivor of such merger), (c) except as set forth in clause (f) below, the Person surviving such merger, or the Person formed by such consolidation, shall be a Subsidiary of AGCO, (d) if a Loan Party is a party to such merger and the surviving Person of any such merger is not a Loan Party, the surviving Person shall assume, in a manner reasonably satisfactory to the Administrative Agent, the obligations of such Loan Party under the Loan Documents to which such Loan Party was a party, (e) if a Loan Party is a party to such consolidation, the Person formed by such consolidation shall assume, in a manner reasonably satisfactory to the Administrative Agent, the obligations of such Loan Party under the Loan Documents to which such Loan Party was a party, (f) if the Person surviving such merger, or the Person formed by such consolidation, is not a Subsidiary of AGCO, such merger or consolidation is permitted by Section 7.7 and (g) if the surviving Person of such merger is a Domestic Subsidiary, the Administrative Agent receives the documents required to be delivered pursuant to Section 5.14. AGCO shall not, and shall not permit any Subsidiary to, liquidate or dissolve itself or otherwise wind up its business, except any Subsidiary may liquidate or dissolve if all of its assets are transferred to AGCO or another Subsidiary; provided, the Administrative Agent receives thirty (30) days’ prior written notice if such Subsidiary being liquidated or dissolved is a Loan Party, and the assets of a Domestic Subsidiary must be transferred to another Domestic Subsidiary.
          Section 7.7 Sales of Assets. AGCO shall not sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, except:
          (a) sales of Inventory in the ordinary course of its business;
          (b) sales of wholesale Receivables (together with the Related Assets) invoiced to third parties at addresses located in the United States, Canada, and/or Europe under the US Securitization, the Canadian Securitization and/or the European Securitization, but only so long as the aggregate face amount of Receivables purchased by the purchasers under such facility and outstanding on any date of determination may not exceed U.S. $600,000,000;
          (c) so long as no Default has occurred and is then continuing, the sale of Real Property (together with the building and improvements thereon) in connection with a transaction permitted by Section 7.5.
          (d) transfers of assets (i) between the Subsidiaries that are Loan Parties, (ii) between Subsidiaries that are not Loan Parties and (iii) from a Subsidiary that is a Loan Party to a Subsidiary that is not a Loan Party; provided such transfer is in the ordinary course of business in compliance with Section 7.11;
          (e) sales of Receivables by a Foreign Subsidiary in connection with factoring arrangements in the ordinary course of business;
          (f) sale or disposition of Investments in Deutz AGCO Motores SA, Tractors and Farm Equipment Limited; provided at the time of such sale no Default shall exist;
          (g) so long as no Default has occurred and is then continuing, the sale of any other asset by AGCO or any Subsidiary (other than a bulk sale of Inventory) if (i) the purchase price paid to AGCO or such Subsidiary for such asset or assets, in a single transaction or related transactions, shall be at least equal to the Fair Market Value (as defined below) of such asset(s) as determined by (x) with respect to any asset or assets, in a single transaction or related transactions, with a Fair Market Value of at least U.S. $25,000,000 (or the foreign equivalent thereof), the Board of Directors of AGCO or such Subsidiary, as the case may be, and evidenced in a resolution of such Board of Directors, and (y) with respect to any asset or assets, in a single transaction or related transactions, with a Fair Market Value of less than U.S. $25,000,000 (or the foreign equivalent thereof), two of any of the chief financial officer, the chief executive officer, the president, the chief operating officer or any equivalent thereof, and (ii) the purchase price (including any portion thereof in respect of an assumption of liabilities of AGCO or such Subsidiary) paid to AGCO or such Subsidiary for such asset or assets, shall not exceed U.S. $50,000,000 in the aggregate for such transactions in any fiscal year. For the purposes of this subsection, “Fair Market Value” means, with respect to any asset or property, the value that would be obtained in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined by the Board of Directors or such officer of such seller; and
          (h) sales (without recourse for loss resulting from an account debtor’s inability to pay) of wholesale Receivables previously subject to the Canadian Securitization or the US Securitization (together with the Related Assets) under the Dealer Receivable Factoring Program.
          Section 7.8 Investments. AGCO shall not make or hold, or permit any of its Subsidiaries to make or hold, any Investment unless the following conditions have been satisfied: (i) no Default then exists or would be caused thereby, (ii) AGCO determines after giving effect to such Investment it will be in pro forma compliance with Section 7.18 and (iii) to the extent the Person acquired is a Domestic Subsidiary, the Administrative Agent shall have received all documents required by Section 5.14.
          Section 7.9 Acquisitions. AGCO shall not, and shall not permit any Subsidiary to, engage in or consummate any acquisition of all or substantially all of the assets of a business or a business unit, or all or substantially all of the operating assets of any Person, or assets which constitute all or substantially all of the assets of a division or a separate or separable line of business of any Person, or all or substantially all of the Stock of any other Person, except Investments and acquisitions in assets or Persons after the Agreement Date by AGCO and its Wholly Owned Subsidiaries; provided (a) any Person acquired will be a Subsidiary immediately after such Investment or acquisition, (b) such assets are usable in, or Person is primarily engaged in, businesses that are related, ancillary or complementary to the business of AGCO and its Subsidiaries as of the Agreement Date, (c) no Default then exists or would be caused thereby, (d) AGCO will be in pro forma compliance with Section 7.18 hereof after giving effect to such acquisition or Investment, as of the last day of the immediately preceding fiscal quarter for which financial statements have been delivered to the Administrative Agent, (e) prior to making any such acquisition or Investment in excess of $100,000,000 (individually or for a series of related transactions), AGCO shall provide to the Administrative Agent a certificate of an Authorized Officer of AGCO certifying (A) that AGCO is in compliance with the financial covenants hereof before and after giving effect to such acquisition or Investment, (B) that no Default then exists or would be caused thereby and (C) the total amount of such acquisition or Investment and the full name and jurisdiction of organization of any new Subsidiary created for the purpose of effecting such acquisition or Investment and (f) to the extent the Person acquired is a Domestic Subsidiary, the Administrative Agent shall have received all documents required by Section 5.14.
          Section 7.10 Change in Nature of Business. AGCO shall not, or permit any of its Subsidiaries (including without limitation any Persons becoming Subsidiaries after the Agreement Date) to, make any material change in the nature of its business as carried on at the Agreement Date or on the date such Person becomes a Subsidiary thereafter. AGCO shall not permit AGCO Equipment Company at any time to own assets with a fair market value in excess of $250,000 unless AGCO Equipment Company has become a Guarantor and delivered all agreements and documents required pursuant to Section 5.14 in connection therewith.
          Section 7.11 Affiliate Transactions. AGCO shall not enter into or be a party to, or permit any of its Subsidiaries to enter into or be a party to, any agreement or transaction with any Affiliate (other than a Subsidiary or in a transaction constituting an Investment permitted hereunder) except pursuant to the reasonable requirements of AGCO’s or such Subsidiary’s business and upon fair and reasonable terms that, except in connection with the purchase and sale of Inventory and transactions with the Finance Companies, are approved by AGCO’s or such Subsidiary’s Board of Directors, no less favorable to AGCO or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate, and on terms consistent with the business relationship of AGCO or such Subsidiary and such Affiliate prior to the Agreement Date, if any. Nothing contained in this Agreement shall prohibit (i) increases in compensation and benefits for officers and employees of AGCO which are customary in the industry or consistent with the past business practice of AGCO, or payment of customary directors’ fees and indemnities or (ii) transactions entered into in the ordinary course of business with an Affiliate that is a Finance Company provided that such transactions are on fair and reasonable terms no less favorable to AGCO or such Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not such a holder or an Affiliate.
          Section 7.12 Amendments. AGCO shall not, and shall not permit any Subsidiary to, (a)  without the prior written consent of the Administrative Agent enter into any amendment or waiver of any of the Subordinated Debt Documents, which in any case would adversely affect the rights of the Lenders under this Agreement or any other Loan Document or make the provisions of any such document after such amendment materially more burdensome on AGCO or its Subsidiaries, (b) amend, its charter, bylaws or similar constituent documents that would have a Material Adverse Effect, or (c) amend, modify or supplement any subordination terms of any Indebtedness that has been contractually subordinated to the Obligations.
          Section 7.13 Prepayments of Subordinated Indebtedness. From and after the Agreement Date, AGCO shall not, and shall not permit its Subsidiaries to, prepay, redeem, defease or purchase in any manner, or deposit or set aside funds for the purpose of any of the foregoing, make any payment in respect of principal of, or make any payment in respect of interest on, any Indebtedness evidenced by the Subordinated Debt Documents, except AGCO and its Subsidiaries may (a) make regularly scheduled payments of principal or interest required in accordance with the terms of the Subordinated Debt Documents, (b) redeem any convertible notes included in the Subordinated Debt Documents provided that (i) any such redemption is mandatory and results from the exercise of a right of conversion by the holders of such notes pursuant to the Subordinated Debt Documents, and (ii) at the time of such redemption, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (c) prepay in full in cash or with the proceeds of new Indebtedness the European Subordinated Notes; provided, (i) at the time of such prepayment, no Default or Event of Default shall have occurred and be continuing or result therefrom, and (ii) any such refinancing with the proceeds of new Indebtedness (A) shall be on terms and conditions at least as favorable to AGCO as the European Subordinated Notes and (B) will not result in an increase in the aggregate principal amount of the Indebtedness unless such increase is permitted by Section 7.1.
          Section 7.14 Restrictions; Negative Pledge. AGCO shall not permit any of its Subsidiaries to enter into agreements that prohibit or limit the amount of dividends that may be paid to AGCO or another Subsidiary of AGCO or the amount of loans that may be made to AGCO or another Subsidiary of AGCO by any of its Subsidiaries or any demands for payment on Indebtedness owing by any Subsidiary of AGCO to AGCO or another Subsidiary of AGCO, other than (a) restrictions imposed under an agreement for the sale of all of the Stock or other equity interest of a Subsidiary or for the sale of a substantial part of the assets of such Subsidiary, in either case to the extent permitted hereunder and pending the consummation of such sale, (b) restrictions in any Securitization Documents, and restrictions set forth in the Subordinated Debt Documents as of the effective date of such documents, and (c) restrictions in any agreement with another Person relating to a joint venture conducted through a Subsidiary of AGCO in which such Person is a minority stockholder requiring the consent of such Person to the payment of dividends. Neither AGCO nor any Subsidiary of AGCO shall, directly or indirectly, enter into any agreement (other than the Loan Documents) with any Person that prohibits or restricts or limits the ability of AGCO or such Subsidiary to create, incur, pledge, or suffer to exist any Lien upon any of its respective assets, except for (i) restrictions in the Securitization Documents and set forth in the Subordinated Debt Documents as of the effective date of such documents, (ii) customary restrictions relating to the subletting, assignment, or transfer of any asset that is subject to a lease or license, (iii) restrictions arising in connection with a Permitted Lien on any asset provided that such restriction is limited to the assets subject to such Permitted Lien, (iv) restrictions in connection with Indebtedness permitted by Section 7.1, (v) agreements governing Indebtedness as in effect on the Agreement Date and any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings of those agreement; provided that the amendment, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings are not more restrictive with respect to such negative pledge restrictions than those contained in those agreements on the Agreement Date, (vi) any instrument governing Indebtedness of a Person acquired by AGCO or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, and (vii) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business.
          Section 7.15 Accounting Changes. AGCO will not change its fiscal year for accounting purposes from the fiscal year ending December 31.

          Section 7.16 Issuance or Sales of Stock. AGCO shall not (a) sell, assign or otherwise transfer, or permit any of its Subsidiaries to sell, assign or otherwise transfer, any Stock of any Subsidiary, or (b) permit any Subsidiary to issue or sell any shares of its Stock, except (i) to qualify directors of Subsidiaries where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Stock of Subsidiaries incorporated in jurisdictions outside of the United States of America, (ii) issuances and sales of Stock by Subsidiaries to AGCO or other Wholly Owned Subsidiaries of AGCO, and (iii) the sale of Stock of a Subsidiary held by AGCO or its Subsidiaries, to the extent permitted by Section 7.7.
          Section 7.17 No Notice Under Indentures. AGCO shall not deliver, or permit there to be delivered, to any trustee under any Subordinated Debt Documents, any notice that any agreement, instrument or document, other than this Agreement and the Loan Documents, is the “Bank Credit Agreement” (or similar defined term) thereunder.
          Section 7.18 Financial Covenants.
          (a) Total Debt Ratio. AGCO shall not allow, as of the end of each fiscal quarter of AGCO, the Total Debt Ratio to exceed 3.00 to 1.00.
          (b) Interest Coverage Ratio. AGCO shall maintain, as of the end of each fiscal quarter of AGCO, an Interest Coverage Ratio of not less than 3.00 to 1.00.
          Section 7.19 Covenants of the Borrowing Subsidiaries. Each Borrowing Subsidiary will perform and observe each covenant in Article 7 that AGCO is required to cause it to perform or observe under such Article.
          Section 7.20 Anti-Terrorism Laws. None of Borrowers nor any Affiliate of any Borrower or agent of any Borrower shall knowingly: (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or other applicable Anti-Terrorism Law; (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in any Anti-Terrorism Law. Borrowers shall deliver to Administrative Agent and Lenders any certification or other evidence requested from time to time by the Administrative Agent or any Lender, in their sole discretion, confirming Borrowers’ compliance with this Section 7.20.
          Section 7.21 Speculative Transactions. AGCO will not, nor will it permit any of its Subsidiaries to, engage in any transaction involving commodity options or futures contracts or any similar speculative transactions except for Hedge Agreements that are used solely as part of normal business operations as a risk management strategy and/or hedge against charges resulting from market operations in accordance with AGCO’s policies and not as a means to speculate for investment purposes or trends and shifts in financial or commodities markets.

ARTICLE 8.
EVENTS OF DEFAULT
          Section 8.1 Events of Default. Each of the following shall constitute an Event of Default (an “Event of Default”), whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule, or regulation of any governmental or non-governmental body:
          (a) (i) any Borrower shall fail to pay (x) any principal or face amount of any Loan on the date when the same becomes due and payable, or (y) any interest or fees due hereunder within three (3) Business Days after the date when the same becomes due and payable, or (ii) any Loan Party shall fail to make any other payment under any Loan Document, in any case within five (5) Business Days after the date when the same becomes due and payable; or
          (b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or
          (c) (i) any Borrower shall fail to perform any term, covenant or agreement contained in Article 5 if such failure shall remain unremedied for thirty (30) days after the earlier of (x) such Borrower having knowledge thereof, and (y) written notice thereof having been given to AGCO; (ii) any Borrower shall fail to perform any term, covenant or agreement contained in Article 6 if such failure shall remain unremedied for ten (10) days after the earlier of (x) such Borrower having knowledge thereof, and (y) written notice thereof having been given to AGCO; (iii) any Borrower shall fail to perform, observe or comply with any other term, covenant or agreement contained in Article 7; or (iv) any Borrower or any other Loan Party shall fail to perform any other term, covenant or agreement contained in this Agreement or any other Loan Document not referenced elsewhere in this Section 8.1 if such failure shall remain unremedied for thirty (30) days after the earlier of (x) such Loan Party having knowledge thereof, and (y) written notice thereof having been given to AGCO; or
          (d) AGCO or any Subsidiary shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Indebtedness, if such Indebtedness is outstanding in a principal or notional amount of at least U.S. $10,000,000 in the aggregate (but excluding Indebtedness outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or otherwise to cause, or to permit the holder thereof to cause, such Indebtedness to mature; or any such Indebtedness shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

          (e) AGCO, any Material Subsidiary or any Loan Party shall generally not pay its debts as such debts become due, shall suspend or threaten to suspend making payment whether of principal or interest with respect to any class of its debts or shall admit in writing its insolvency or its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against AGCO, any Material Subsidiary or any Loan Party seeking, or seeking the administration, to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, administrator, receiver and manager, trustee, or other similar official for it or for any substantial part of its property (including, without limitation, any proceeding under the Bankruptcy Code, the UK Insolvency Act of 1986, or any similar law in any other jurisdiction) and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of thirty (30) days or any of the actions sought in such proceeding (including without limitation the entry of an order for relief against, or the appointment of a receiver, administrator, receiver and manager, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or AGCO, any Material Subsidiary or any Loan Party shall take any action to authorize any of the actions set forth above in this subsection, or an encumbrancer takes possession of, or a trustee or administrator or other receiver or similar officer is appointed in respect of, all or any part of the business or assets of AGCO, any Material Subsidiary, or any Loan Party or distress or any form of execution is levied or enforced upon or sued out against any such assets and is not discharged within seven days of being levied, enforced or sued out, or any Lien that may for the time being affect any of its assets becomes enforceable, or anything analogous to any of the events specified in this subsection occurs under the laws of any applicable jurisdictions; or
          (f) any judgment or order for the payment of money in excess of U.S. $10,000,000 (other than any such judgment for a monetary amount insured against by a reputable insurer that shall have admitted liability therefor), individually or in the aggregate, shall be rendered against AGCO or any Subsidiary, or a warrant of attachment or execution or similar process shall be issued or levied against property of AGCO or any Subsidiary pursuant to a judgment which, together with all other such property of AGCO or any Subsidiary subject to other such process, exceeds in value U.S. $10,000,000 in the aggregate, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment, decree or order, or (ii) there is a period of thirty (30) consecutive days following entry of such judgment or order during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or
          (g) any non-monetary judgment or order shall be rendered against AGCO or any Subsidiary that is reasonably likely to have a Material Adverse Effect, and within thirty (30) days after the entry or issue thereof, such judgment or order shall not have been vacated, rescinded or stayed pending appeal or otherwise; or
          (h) any material portion of any Loan Document shall at any time and for any reason be declared to be null and void, or a proceeding shall be commenced by any Loan Party or any of its respective Affiliates, or by any governmental authority having jurisdiction over any Loan Party or any of its Affiliates, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Loan Party to it, or any such Loan Party shall so state in writing; or
          (i) a Change of Control shall occur; or
          (j) (i) any ERISA Event shall have occurred with respect to a Plan of any Loan Party or any ERISA Affiliate as a result of an Insufficiency thereunder, and any Loan Party shall fail to make any payment in excess of U.S. $25,000,000 as and when required to be made under ERISA as a result of such Insufficiency, or any such Insufficiency shall have occurred and then exist that would result in a Material Adverse Effect; or (ii) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan of such Loan Party or any ERISA Affiliate that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and their ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds U.S. $25,000,000 or requires payments exceeding U.S. $5,000,000 per annum or would otherwise result in a Material Adverse Effect; or (iii) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of such Loan Party and their ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan years in which such reorganization or termination occurs by an amount exceeding U.S. $25,000,000 or which would otherwise result in a Material Adverse Effect; or
          (k) a Termination Event, an Amortization Event, or an Early Amortization Event, or, if any Subsidiary of AGCO is the servicer at such time, a Servicer Default (as such terms are defined in any Securitization Document) under any of the Securitization Documents, or any other event which causes an early permanent termination of a commitment to purchase or loan under a Securitization Facility, shall occur and be continuing and shall not have been rescinded in accordance with the terms of such Securitization Documents; provided, however, that if such Termination Event, Amortization Event or Early Amortization Event is solely the result of the election of AGCO or any Subsidiary to voluntarily terminate the securitization program pursuant to such Securitization Documents in respect of which such Termination Event, Amortization Event or Early Amortization Event has occurred, then such event shall not be an Event of Default provided that either (i) such securitization program is simultaneously replaced by another securitization program or factoring arrangement which will provide a comparable level of liquidity for AGCO or the Subsidiary party thereto, as determined by, and subject to documentation in form and substance satisfactory to, the Administrative Agent, or (ii) the Administrative Agent determines that the liquidity requirements of AGCO or the Subsidiary party to such terminating securitization do not require the maintenance of such securitization program.

          Section 8.2 Remedies. If an Event of Default shall have occurred and until such Event of Default is waived in writing by the Required Lenders, or all of the Lenders as may be required by Section 10.1, the Administrative Agent:
          (a) may, and shall at the request of the Required Lenders, by notice to AGCO, declare the obligation of each Lender to make Loans and of the Issuing Bank to issue Letters of Credit and the Swing Line Bank to make Swing Line Advances to be terminated, whereupon the same shall forthwith terminate;
          (b) may, and shall at the request of the Required Lenders (i) by notice to AGCO, declare the Loans, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers, and (ii) by notice to each party required under the terms of any agreement in support of which a Letter of Credit is issued, request that all Obligations under such agreement be declared to be due and payable; provided that in the event of an actual or deemed entry of an order for relief or any assignment, proposal or the giving of notice of intention to make a proposal with respect to any Borrower under the Bankruptcy Code, (x) the obligation of each Lender to make Revolving Loans and of the Issuing Bank to issue Letters of Credit and of the Swing Line Bank to make Swing Line Loans shall automatically be terminated and (y) the Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers; and
          (c) may, and shall at the request of the Required Lenders, exercise all of the post-default rights granted to it and to them under the Loan Documents or under Applicable Law. The Administrative Agent, for the benefit of itself, the Issuing Bank and the Lenders, shall have the right to the appointment of a receiver for the property of each Borrower, and each Borrower hereby consents to such rights and such appointment and hereby waives any objection each Borrower may have thereto or the right to have a bond or other security posted by the Administrative Agent, the Issuing Bank or the Lenders in connection therewith.
          Section 8.3 Actions in Respect of the Letters of Credit. If (a) an event of an actual or deemed entry of an order for relief or any assignment, proposal or the giving of notice of intention to make a proposal with respect to any Borrower under the Bankruptcy Code shall have occurred, AGCO will forthwith, and (b) any other Event of Default shall have occurred and be continuing, the Administrative Agent may, irrespective of whether it is taking any of the actions described in Section 8.2 or otherwise, make demand upon AGCO to, and forthwith upon such demand AGCO will, pay to the Administrative Agent on behalf of the Lenders in same-day funds at the Administrative Agent’s office designated in such demand, for deposit in such interest-bearing account as the Administrative Agent shall specify (the “L/C Cash Collateral Account”), an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding. If at any time the Administrative Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Administrative Agent and the Lenders or that the total amount of such funds is less than the amount required to be on deposit hereunder, AGCO will, forthwith upon demand by the

Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (i) such amount required to be deposited hereunder over (ii) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim. The L/C Cash Collateral Account shall be in the name and under the sole dominion and control of the Administrative Agent. The Administrative Agent shall have no obligation to invest any amounts on deposit in the L/C Cash Collateral Account. AGCO grants to the Administrative Agent, for its benefit and the benefit of the Lenders, the Administrative Agent and the Issuing Bank, a lien on and security interest in the L/C Cash Collateral Account and all amounts on deposit therein as collateral security for the performance of the Borrowers’ obligations under this Agreement and the other Loan Documents. The Administrative Agent shall have all rights and remedies available to it under Applicable Law with respect to the L/C Cash Collateral Account and all amounts on deposit therein.
          Section 8.4 Application of Payments. Subsequent to the occurrence and during the continuation of an Event of Default, payments and prepayments with respect to the Obligations made to the Administrative Agent, the Lenders, the Issuing Bank, the Swing Line Bank or otherwise received by the Administrative Agent, any Lender, any Issuing Bank or the Swing Line Bank (excluding any funds held in the L/C Cash Collateral Account which shall be applied to, or held to pay, the Available Amount of all Letters of Credit then outstanding as set forth in Section 8.3) shall be distributed in the following order of priority: first, to the reasonable costs and expenses (including reasonable attorneys’ fees and expenses), if any, incurred by the Administrative Agent, any Lender, the Issuing Bank or the Swing Line Bank in the collection of such amounts under this Agreement or of the Loan Documents until paid in full; second, to any fees then due and payable to the Administrative Agent under this Agreement or any other Loan Document until paid in full; third, to any fees then due and payable to the Lenders and the Issuing Bank under this Agreement until paid in full; fourth, to the ratable payment of interest then due in respect of the Revolving Loans and the Swing Line Loans until paid in full; fifth, to the ratable payment of principal of the Revolving Loans and the Swing Line Loans and, to the L/C Cash Collateral Account, for any Letters of Credit then outstanding, in each case until paid (or cash collateralized) in full; sixth, to any other Obligations not otherwise referred to in this Section until paid in full; and seventh, to Borrowers or such other Person entitled thereto under applicable law.
ARTICLE 9.
THE ADMINISTRATIVE AGENT
          Section 9.1 Authorization and Action. Each Lender hereby appoints and authorizes Rabobank to take action on its behalf as the Administrative Agent to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to them respectively by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders; provided that the Administrative Agent shall not be required to take any action that exposes it or its officers or directors to personal liability or that is contrary to this Agreement or Applicable Law. Except for action requiring the approval of the Required Lenders, the Administrative Agent shall be entitled to use their discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, any Loan Document, unless the Administrative Agent shall have been instructed by the Required Lenders to exercise or refrain from exercising such rights or to take or refrain from taking such action. No Agent shall incur any liability under or in respect of any Loan Document with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances, except for its gross negligence or willful misconduct as determined by a final, non-appealable judicial order.
          Section 9.2 Administrative Agent’s Reliance, Etc. Neither Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent:
          (a) respectively, may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it, and may rely on any opinion of counsel delivered under this Agreement, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts or any such opinion;
          (b) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with the Loan Documents by any other Person;
          (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or to inspect the property (including the books and records) of any Loan Party;
          (d) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant hereto (other than its own execution and delivery thereof) or the creation, attachment perfection or priority of any Lien purported to be created under or contemplated by any Loan Document;
          (e) respectively, shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties;
          (f) shall have no liability or responsibility to any Loan Party for any failure on the part of any Lender to comply with any obligation to be performed by such Lender under this Agreement;

          (g) shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default under this Agreement unless they have received notice from a Lender or Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “Notice of Default”;
          (h) shall incur no liability as a result of any determination whether the transactions contemplated by the Loan Documents constitute a “highly leveraged transaction” within the meaning of the interpretations issued by the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Board of Governors of the Federal Reserve System; and
          (i) may act directly or through agents or attorneys on its behalf but shall not be responsible to any Lender for the negligence or misconduct of any agents or attorneys selected by it with reasonable care.
          Section 9.3 Administrative Agent, in its Individual Capacity and Affiliates. With respect to its respective Commitment and the Loans made by Rabobank, Rabobank shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not an Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Rabobank in its individual capacity. Rabobank and its respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person who may do business with or own securities of any Loan Party or any such Subsidiary, all as if Rabobank was not the Administrative Agent and without any duty to account therefor to the Lenders.
          Section 9.4 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 3.1 and such other documents and information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
          Section 9.5 Notice of Default or Event of Default. In the event that the Administrative Agent or any Lender shall acquire actual knowledge, or shall have been notified in writing, of any Default or Event of Default, the Administrative Agent or such Lender shall promptly notify the other Lenders, and the Administrative Agent shall take such action and assert such rights under this Agreement as the Required Lenders shall request in writing, and the Administrative Agent shall not be subject to any liability by reason of its acting pursuant to any such request. If the Required Lenders shall fail to request the Administrative Agent to take action or to assert rights under this Agreement in respect of any Event of Default within ten days after their receipt of the notice of any Event of Default, or shall request inconsistent action with respect to such Event of Default, the Administrative Agent may, but shall not be required to, take such action and assert such rights (other than rights under Article 8) as it deems in its discretion to be advisable for the protection of the Lenders, except that, if the Required Lenders have instructed the Administrative Agent not to take such action or assert such right, in no event shall the Administrative Agent act contrary to such instructions.
          Section 9.6 Indemnification. Each Lender severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrowers) from and against such Lender’s ratable share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including without limitation fees and expenses of legal counsel, experts, agents and consultants) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses payable by any Borrower under Section 10.4, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrowers. For purposes of this Section, the Lenders’ respective ratable shares of any amount shall be determined, at any time, according to the sum of:
          (a) the aggregate principal amount of the Loans outstanding at such time and owing to the respective Lenders;
          (b) their respective Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time; and
          (c) their respective Unused Commitments at such time.
          Section 9.7 Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be any Lender or a commercial bank or other financial institution and having a combined capital and reserves in excess of U.S. $500,000,000. The resignation of such retiring Administrative Agent shall be effective only upon (i) the acceptance of any appointment as an Administrative Agent hereunder by a successor Administrative Agent, and (ii) the execution of all documents and the taking of all other actions reasonably necessary in the opinion of the successor Administrative Agent, in connection with such substitution. Upon such effectiveness pursuant to the foregoing clauses (i) and (ii), such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Administrative Agent’s resignation or removal hereunder as an Administrative Agent, the provisions of this Article 9 and Section 10.4 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Administrative Agent under this Agreement.
          Section 9.8 Administrative Agent May File Proofs of Claim. The Administrative Agent may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of each Agent, its agents, financial advisors and counsel), the Issuing Bank and the Lenders allowed in any judicial proceedings relative to any Loan Party, or any of their respective creditors or property, and shall be entitled and empowered to collect, receive and distribute any monies, securities or other property payable or deliverable on any such claims and any custodian in any such judicial proceedings is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due to the Administrative Agent for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent, its agents, financial advisors and counsel, and any other amounts due the Administrative Agent. Nothing contained in this Agreement or the other Loan Documents shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender with respect thereto, or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such Proceeding.
          Section 9.9 Documentation Agent and Syndication Agent. It is expressly acknowledged and agreed by the Administrative Agent, the Documentation Agent, Syndication Agent, each Lender and the Borrowers for the benefit of the Documentation Agent and Syndication Agent that the Documentation Agent and the Syndication Agent, in such capacity, have no duties or obligations whatsoever with respect to this Agreement or any other documents or any matter related thereto.
ARTICLE 10.
MISCELLANEOUS
          Section 10.1 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:
          (a) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders affected thereby, reduce the principal of, or the rate of interest specified herein on any Loan or the rate of fees payable for the account of any Lender hereunder, or postpone any scheduled date for any payment of principal, interest or fees due to any Lender;
          (b) no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders affected thereby and acknowledged by the Administrative Agent, increase (i) the amount of the Commitment of any Lender, or (ii) any Lender’s Pro Rata Share;

          (c) no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders and acknowledged by Administrative Agent, do any of the following at any time:
                    (i) waive any of the conditions specified in Section 3.2;
                    (ii) change the definition of “Required Lenders” hereunder;
                    (iii) amend this Section 10.1;
                    (iv) extend the Maturity Date; or
          (d) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank in addition to the Lenders required above to take such action, affect the rights or obligations of the Swing Line Bank in such capacity under this Agreement;
          (e) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Lenders required above to take such action, affect the rights or obligations of such Issuing Bank under this Agreement; and
          (f) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement.
          In addition, anything in this Agreement to the contrary notwithstanding, if any Lender shall fail to fulfill its obligations to make a Loan hereunder then, for so long as such failure shall continue, such Lender shall (unless AGCO and the Required Lenders, determined as if such Lender were not a “Lender” hereunder, shall otherwise consent in writing) be deemed for all purposes relating to amendments, modifications, waivers or consents under this Agreement (including without limitation under this Section 10.1) to have no Loans or Commitment, shall not be treated as a “Lender” hereunder when performing the computation of Required Lenders, and shall have no rights under this Section 10.1; provided that any action taken by the other Lenders with respect to the matters referred to in clauses (a) or (e) of this Section 10.1 shall not be effective as against such Lender.
          Section 10.2 Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopy communication) and mailed, telecopied or delivered,
          (a) if to AGCO or any Borrowing Subsidiary to AGCO at its address at 4205 River Green Parkway, Duluth, Georgia 30096-2568, Attention:  General Counsel, Facsimile No. (770) 813-6158, with a copy to the Chief Financial Officer at the same address and telecopier number;
          (b) if to any Lender, at its Domestic Lending Office specified on Schedule I to the Lender Addendum with respect thereto or in the Assignment and Acceptance pursuant to which it became a Lender;

          (c) if to the Administrative Agent, at its address at 10 Exchange Place, Jersey City, New Jersey 07302-3913, Attention: Loan Syndications/Sui Price, Facsimile No. (201) 499-5327; and
          or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall be effective five days after deposit in the mail and when transmitted by telecopier, except that notices and communications to an Agent pursuant to Articles 2, 3 or 9 shall not be effective until received by the Administrative Agent.
          Section 10.3 No Waiver: Remedies. No failure on the part of any Lender or either Agent to exercise, and no delay in exercising, any right hereunder or under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
          Section 10.4 Costs and Expenses.
          (a) AGCO agrees to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents at any time (including without limitation (A) all reasonable due diligence, syndication, transportation, computer, duplication, IntraLinks, appraisal, audit, insurance and consultant out-of-pocket fees and expenses and (B) the reasonable fees and expenses of counsel (including without limitation New York, local and foreign counsel) for the Administrative Agent with respect thereto, with respect to advising the Administrative Agent as to its respective rights and responsibilities, or the protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto).
          (b) AGCO further agrees to pay on demand all costs and expenses of each Agent, each Issuing Bank and each Lender in connection with the enforcement of the Loan Documents against any Loan Party, whether in any action, suit or litigation, any workout, bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally or otherwise (including without limitation the reasonable fees and expenses of counsel for each Agent and each Lender with respect thereto), and each Borrowing Subsidiary severally agrees to pay on demand all such costs and expenses in respect of any such enforcement relating to itself.
          (c) AGCO agrees to indemnify and hold harmless each Agent, each Issuing Bank and each Lender and each of their Affiliates and their officers, directors, trustees, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including without limitation reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with:
                    (i) any acquisition or proposed acquisition;
                    (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries; or
                    (iii) any financing hereunder;
          in each case whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. The Borrowers agree not to assert any claim against the either Agent, any Issuing Bank, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated herein or in any other Loan Document or the actual or proposed use of the proceeds of the Loans.
          (d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including without limitation fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by either Agent or any Lender, in its sole discretion.
          Section 10.5 Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 8.2 to authorize the Administrative Agent to declare the Loans, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents due and payable pursuant to the provisions of Section 8.2, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law and subject to Section 2.10, to offset and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of a Borrower against any and all of the Obligations of such Borrower now or hereafter existing under this Agreement, irrespective of whether such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify such Borrower after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including without limitation other rights of set-off) that such Lender and its Affiliates may have.
          Section 10.6 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers and the Administrative Agent and when the

Administrative Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent, the Issuing Bank and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender. Section 12.5 shall also inure to the benefit of each Subsidiary of AGCO referred to therein.
          Section 10.7 Assignments and Participations.
          (a) Each Lender and the Issuing Bank may, with the prior consent of the Administrative Agent, assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including without limitation all or a portion of its Commitment, and the Loans owing to it), and the Issuing Bank may assign its Letter of Credit Commitment; provided that:
                    (i) any such assignment by an Issuing Bank of its Letter of Credit Commitment shall be of its entire Letter of Credit Commitment;
                    (ii) in the case of each such assignment of a Commitment (except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement), (A) the amount of the Commitment of the assigning Lender being assigned pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than U.S. $5,000,000 and shall be an integral multiple of U.S. $500,000 in excess thereof, and (B) the assignor shall simultaneously assign to the assignee a ratable share of (1) all participations in Letters of Credit issued for the account of Borrowers and then outstanding, and (2) all Letter of Credit Advances then owing to such Lender as a result of draws on Letters of Credit issued for the account of Borrowers;
                    (iii) such assignment shall be to an Eligible Assignee; and
                    (iv) the proposed assignment (if other than an assignment by a Lender to an Affiliate or Approved Fund of such Lender) shall be approved by (x) the Administrative Agent, and (y) if no Default then exists, AGCO; the foregoing approvals in each case not to be unreasonably withheld or delayed; and
                    (v) the parties to each such assignment shall execute and deliver to the Administrative Agent for its own account, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of U.S. $3,500, payable by the assignee to the Administrative Agent (with only one such fee payable in connection with contemporaneous assignments pursuant to the same Assignment and Acceptance to or by two or more Approved Funds of a single Lender).
          (b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance:
                    (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder or under any other Loan Document have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender hereunder; and
                    (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement and under each other Loan Document (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
          (c) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:
                    (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto;
                    (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto;
                    (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Sections 3.1 and 3.2 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;
                    (iv) such assignee will, independently and without reliance upon either Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;
                    (v) such assignee confirms that it is an Eligible Assignee or an Affiliate of the assignor;
                    (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto;
                    (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender; and

                    (viii) that the benefit of the security interests and guarantees attached to the rights being assigned shall be transferred to the benefit of the assignee upon the completion of such assignment.
          (d) The Administrative Agent shall maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Issuing Bank and the Lenders and their respective Commitment under each Facility of, the principal amount of the Loans owing under each Facility to each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Borrower, Issuing Bank or any Lender at any reasonable time and from time to time upon reasonable prior notice.
          (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit A hereto:
                    (i) record the information contained therein in the Register; and
                    (ii) give prompt notice thereof to the Borrowers.
          (f) Each Lender may sell participations in or to all or a portion of its rights and obligations under this Agreement (including without limitation all or a portion of its Commitment and the Loans owing to it) to a financial institution (a “Participant”); provided that;
                    (i) such Lender’s obligations under this Agreement (including without limitation its Commitment) shall remain unchanged;
                    (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;
                    (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; and
                    (iv) no Participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce or forgive any principal due hereunder, or reduce the rate of interest or any fees payable hereunder, in each case to the extent subject to such participation, postpone any scheduled date for any payment of interest or fees hereunder or extend the Maturity Date, in each case to the extent subject to such participation, except in accordance with the terms hereof or of any other Loan Document; and

                    (v) no Participant under any such participation shall have any greater benefits or rights than such Lender with respect to fees or yield maintenance provisions of this Agreement.
          (g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.7, disclose to the assignee or Participant or proposed assignee or Participant, any public information relating to any Borrower furnished to such Lender by or on behalf of such Borrower and any information conspicuously labeled by a Borrower as being confidential at the time such information is furnished to such Lender if such assignee or Participant or proposed assignee or Participant has agreed to use reasonable efforts to keep such information confidential.
          (h) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including without limitation the Loans owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System and any Lender that is a fund may pledge all or any portion of its rights under this Agreement (including without limitation the Loans owing to it) to its trustee in support of its obligations to its trustee.
          Section 10.8 Marshalling; Payments Set Aside. Neither the Administrative Agent, any Lender nor any Issuing Bank shall be under any obligation to marshal any assets in favor of the Borrowers or any other party or against or in payment of any or all of the Obligations. To the extent that a Borrower makes a payment or payments to the Administrative Agent, the Lenders or the Issuing Bank or any of such Persons exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
          Section 10.9 Delivery of Lender Addenda. Each initial Lender shall become a party to this Agreement on the Agreement Date by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, AGCO, on behalf of itself and the other Borrowers, and the Administrative Agent.
          Section 10.10 Contribution Among Guarantors.
          (a) Each Guarantor shall be entitled to subrogation, contribution and reimbursement rights from and against the other Guarantors to the extent any Guarantor is required to pay to the Administrative Agent, the Lenders or the Issuing Bank any amount in excess of the Allocable Amount (as defined in the Contribution Agreement) of such Guarantor, as more fully set forth in the Contribution Agreement; provided, however, that such subrogation and contribution rights are and shall be subject to the terms and conditions of paragraph (b) below.

          (b) No Guarantor will exercise any such rights that it may acquire by way of subrogation under any other Loan Document or at law by any payment made under its Guaranty Agreement or otherwise, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any other Guarantor in respect of payments made by such Guarantor under its Guaranty Agreement or under any other Loan Document, until all Obligations are paid in full in cash and the Commitments are terminated. If any amounts shall be paid to any Guarantor on account of such subrogation or contribution rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent, the Issuing Bank and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly endorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, as provided for herein.
          Section 10.11 Patriot Act. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies each Borrower and the other Loan Parties, which information includes the name and address of each Borrower and the other Loan Parties and other information that will allow such Lender to identify each Borrower and the other Loan Parties in accordance with the USA Patriot Act.
ARTICLE 11.
INCREASED COSTS, TAXES, ETC.
          Section 11.1 Increased Costs, Etc.
          (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) made, or effective, after the Agreement Date, there shall be any increase in the cost to any Lender or either Issuing Bank of agreeing to make or of making, funding or maintaining LIBO Rate Loans or of agreeing to issue or of issuing, maintaining or participating in Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances, in any case to or for the account of any Borrower, then such Borrower shall from time to time, upon demand by such Lender or Issuing Bank pay to the Administrative Agent, for the account of such Lender or such Issuing Bank additional amounts sufficient to compensate such Lender or such Issuing Bank for such increased cost. A certificate as to the amount of such increased cost and stating that such Lender’s or Issuing Bank’s request for payment is consistent with such Lender’s or Issuing Bank’s internal policies, submitted to such Borrower by such Lender or such Issuing Bank, shall be conclusive and binding for all purposes, absent manifest error.
          (b) If any Lender or either Issuing Bank determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law), which in any such case is adopted, issued, made or effective after the Agreement Date, affects or would affect the amount of capital required or expected to be maintained by such Lender or such Issuing Bank or any corporation controlling such Lender or such Issuing Bank and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend or participate in Letters of Credit or, in the case of an Issuing Bank, to issue Letters of Credit, hereunder and other commitments of such type or the issuance or maintenance of the Letters of Credit (or similar contingent obligations), in any case to or for the account of any Borrower, then, upon demand by such Lender or such Issuing Bank such Borrower shall pay to the Administrative Agent, for the account of such Lender or such Issuing Bank, from time to time as specified by such Lender or such Issuing Bank, additional amounts sufficient to compensate such Lender or such Issuing Bank in the light of such circumstances, to the extent that such Lender or such Issuing Bank reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend or such Issuing Bank’s commitment to issue or maintain of any Letters of Credit. A certificate as to such amounts and stating that such Lender’s or such Issuing Bank’s request for payment is consistent with such Lender’s or such Issuing Bank’s internal policies, submitted to such Borrower by such Lender or such Issuing Bank, shall be conclusive and binding for all purposes, absent manifest error.
          (c) If, with respect to any LIBO Rate Loans in U.S. Dollars or any Offshore Currency, Lenders owed more than fifty percent (50%) of the then outstanding aggregate unpaid principal amount thereof notify the Administrative Agent that the LIBO Rate for any Interest Period for such Loans in U.S. Dollars or any Offshore Currency will not adequately reflect the cost to such Lenders of making, funding or maintaining their LIBO Rate Loans for such Interest Period, the Administrative Agent shall forthwith so notify the affected Borrower and the Lenders, whereupon:
                    (i) if U.S. Dollars are the affected currency, each such LIBO Rate Loan denominated in U.S. Dollars will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan;
                    (ii) if an Offshore Currency is the affected currency, the affected Borrower shall, on the last day of the then existing Interest Period, prepay in full such LIBO Rate Loans in the affected currency; and
                    (iii) the obligation of the Lenders to make such LIBO Rate Loans in the affected currency shall be suspended, until the Administrative Agent shall notify the affected Borrowers that such Lenders have determined that the circumstances causing such suspension no longer exist.
          (d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its LIBOR Lending Office to perform its obligations hereunder to make LIBO Rate Loans in U.S. Dollars or any Offshore Currency or to continue to fund or maintain such LIBO Rate Loans hereunder, then, on notice thereof and demand therefor by such Lender to the Borrowers through the Administrative Agent:
                    (i) the obligation of the Lenders to make LIBO Rate Loans in the affected currency shall be suspended;

                    (ii) the affected Borrower shall, on the earlier of the last day of the then existing Interest Period and such date as may be required by law, prepay in full all Revolving Loans in any such Offshore Currency other than Canadian Dollars; and
                    (iii) each LIBO Rate Loan denominated in U.S. Dollars or Canadian Dollars will automatically, upon such demand, Convert into a Base Rate Loan, until the Administrative Agent shall notify the affected Borrowers that such Lender has determined that the circumstances causing such suspension no longer exist.
          (e) During the continuance of any Event of Default, and upon the election of the Required Lenders and during the continuance of any Default:
                    (i) each LIBO Rate Loan denominated in U.S. Dollars or Canadian Dollars will automatically, on the last day of the then-existing Interest Period therefor, Convert into a Base Rate Loan;
                    (ii) the Borrowers will, on the last day of the then-existing Interest Period therefor, prepay each LIBO Rate Loan in an Offshore Currency other than Canadian Dollars; and
                    (iii) the obligation of the Lenders to make LIBO Rate Loans shall be suspended.
          (f) Each Lender shall notify AGCO of any event occurring after the date of this Agreement entitling such Lender to compensation under subsection (a) or (b) of this Section within one hundred eighty (180) days, after such Lender obtains actual knowledge thereof; provided that:
                    (i) if any Lender fails to give such notice within one hundred eighty (180) days after it obtains actual knowledge of such an event, such Lender shall, with respect to compensation payable pursuant to such subsection (a) or (b) in respect of any costs resulting from such event, only be entitled to payment under such subsection (a) or (b) for costs incurred from and after the date one hundred eighty (180) days prior to the date that such Lender gives such notice; and
                    (ii) each Lender will designate a different Applicable Lending Office for the Loans of such Lender affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender or contrary to its policies.
          Section 11.2 LIBO Breakage Costs. If any prepayment or payment (or failure to prepay after the delivery of a notice of prepayment) of principal of, or Conversion of, any LIBO Rate Loan is made by any Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Loan, as a result of a payment or Conversion, acceleration of the maturity of any of the Obligations pursuant to Section 8.2 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Loan upon an assignment of rights and obligations under this Agreement pursuant to Section 10.7, such Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative

Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for all losses, costs or expenses that such Lender may reasonably incur as a result of such failure, including without limitation foreign exchange losses, based on customary funding and foreign exchange hedging arrangements, whether or not such arrangements actually occur, and any and all other losses, costs or expenses incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any Borrowing and the unavailability of funds as a result of such Borrower failing to prepay any amount when specified in a notice of prepayment or otherwise when due, but excluding loss of anticipated profits.
          Section 11.3 Judgment Currency.
          (a) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”) the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Original Currency with the Other Currency at 11:00 A.M. (New York, New York time) on the second Business Day preceding that on which final judgment is given.
          (b) The obligation of a Borrower in respect of any sum due in the Original Currency from it to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such Other Currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the Original Currency with such Other Currency; if the amount of the Original Currency so purchased is less than the sum originally due to such Lender or the Administrative Agent (as the case may be) in the Original Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent (as the case may be) against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to any Lender or the Administrative Agent (as the case may be) in the Original Currency, such Lender or the Administrative Agent (as the case may be) agrees to remit to such Borrower such excess.
          Section 11.4 Taxes.
          (a) Any and all payments by the Borrowers hereunder shall be made, in accordance with Section 2.9, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto of or by any governmental authorities, excluding, in the case of each Lender and the Administrative Agent, franchise taxes and taxes imposed or calculated by reference to net income that are imposed on such Lender, or the Administrative Agent by the state or foreign jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof (including the country within which such state or jurisdiction is located) and, in the case of each Lender, franchise taxes and taxes imposed or calculated by reference to net income that are imposed on such Lender by the state or province of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrowers shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
          (b) In addition, the Borrowers shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as “Other Taxes”).
          (c) The Borrowers shall indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes, and for the full amount of taxes imposed by any jurisdiction on amounts payable under this Section, paid by or imposed on such Lender or the Administrative Agent (as the case may be), including without limitation any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within thirty (30) days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor, and delivers to AGCO with a certificate describing in reasonable detail the manner in which the indemnified amount was calculated; provided that a Lender or the Administrative Agent shall not be required to describe in such certificate information that such Lender or the Administrative Agent deems to be confidential or the disclosure of which is inconsistent with such Lender’s or the Administrative Agent’s internal policies. Any such calculation shall be conclusive, absent manifest error.
          (d) Within thirty (30) days after the date of any payment of Taxes, the Borrowers shall furnish to the Administrative Agent at its address referred to in Section 10.2, the original receipt of payment thereof or a certified copy of such receipt. In the case of any payment hereunder by the Borrowers through an account or branch outside the United States or on behalf of the Borrowers by a payor that is not a United States person, if the Borrowers determine that no Taxes are payable in respect thereof, the Borrowers shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel reasonably satisfactory to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.
          (e) Each Lender organized under the laws of a jurisdiction outside the United States and each Lender organized under the laws of a jurisdiction outside the country of the applicable Borrower, in each other case, shall, on or prior to the date of its execution and delivery of this Agreement in the case of each initial Lender hereunder, and on the date of the Assignment and Acceptance pursuant to which it became a Lender in the case of each other

Lender, and from time to time thereafter if requested in writing by a Borrower or the Administrative Agent (but only so long thereafter as such Lender remains lawfully able to do so), provide the Administrative Agent and such Borrower with (i) in the case of a Lender, (w) if such Lender claims an exemption from withholding tax pursuant to its portfolio interest exception, (A) a statement of the Lender, signed under penalty of perjury, that it is not (I) a “bank” as described in Section 881(c)(3)(A) of the Internal Revenue Code, (II) a ten percent (10%) shareholder of any Borrower (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code), or (III) a controlled foreign corporation related to any Borrower within the meaning of Section 864(d)(4) of the Internal Revenue Code, and (B) a properly completed and executed IRS Form W-8BEN, (x) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed and executed IRS Form W-8BEN; (y) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI; and (z) such other form or forms as may be required under the Internal Revenue Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax, and (ii) in the case of any Lender organized under the laws of a jurisdiction outside the country within which an applicable Borrower is organized, such valid and fully completed forms, as are required by the applicable tax authority of such jurisdiction, indicating that such Lender is entitled to benefits under an income tax treaty to which the country within which such Borrower is resident is a party that reduces the rate of interest-withholding tax on payments under this Agreement. If the appropriate forms provided by a Lender at the time such Lender first becomes a party to this Agreement indicates an interest-withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States (or the jurisdiction wherein the applicable Borrower is organized) withholding tax with respect to interest paid at such date by a Borrower, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includible in Taxes) withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the Agreement Date by Internal Revenue Service form W-8ECI or W-8BEN or other form that the applicable Borrower has indicated in writing to the Lenders on the Agreement Date as being a required form to avoid or reduce withholding tax on payments under this Agreement, that a Lender reasonably considers to be confidential, such Lender shall give notice thereof to the Borrowers and shall not be obligated to include in such form or document such confidential information.
          (f) If any Lender claims exemption from, or reduction of, withholding tax pursuant to subsection (e), and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender, such Lender agrees to notify the Administrative Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender. To the extent of such percentage amount, the Administrative Agent will treat such Lender’s documentation as no longer valid. If any Lender is entitled to a reduction in the applicable withholding tax, the Administrative Agent may withhold from any interest payment to such Lender in an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (e) of this Section are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold the Administrative Agent harmless for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.
          (g) For any period with respect to which a Lender has failed to provide the Borrowers with the appropriate form described in subsection (e) (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e)), such Lender shall not be entitled to an additional payment or indemnification under subsection (a) or (c) with respect to Taxes imposed by the United States; provided that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrowers shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.
          (h) If a Borrower makes a payment under subsection (a) or (c) of this Section 11.4 and the Administrative Agent or Lender determines that a credit against, relief or remission for, or repayment of any tax, is attributable to that payment or to the Taxes which gave rise to that payment (a “Tax Credit”), and the Administrative Agent or Lender has obtained, utilized and retained that Tax Credit, the Administrative Agent or Lender shall pay the amount of the Tax Credit to the Borrowers up to such amount as the Administrative Agent or Lender determines will leave it (after that payment) in no better and no worse after-tax position as it would have been in had the payment under subsection (a) or (c) not been made by the Borrowers.
          (i) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 11.4 shall survive the payment in full of principal and interest hereunder.
     Section 11.5 Replacement of a Lender. Subject to the second and third paragraphs of this Section 11.5, if:
          (a) a Lender requests compensation under Section 11.1 or 11.4 and other Lenders holding Commitments equal to at least one-third of the Revolving Loan Facility shall not have made a similar request;

          (b) the obligation of a Lender to make LIBO Rate Loans or to Convert Base Rate Loans into LIBO Rate Loans shall be suspended pursuant to Section 11.1(c) or (d) in circumstances in which such obligations of other Lenders holding Commitments equal to at least one third of all Commitments shall not have been suspended;
          (c) a Lender becomes insolvent, goes into receivership or fails to make any Loans required to be made by it hereunder; or
     (d) any Lender that is not the Administrative Agent or an Affiliate of the Administrative Agent does not consent to any amendment, waiver or consent to any Loan Document for which the consent of the Required Lenders is obtained but that requires the consent of all the Lenders, then the Administrative Agent (i) may replace such Lender (the “Affected Lender”), or cause such Affected Lender to be replaced, or (ii) upon the written request of AGCO, the Administrative Agent shall replace such Affected Lender with an Eligible Assignee identified by the Borrower (the “Replacement Lender”), by having such Affected Lender sell and assign all of its rights and obligations under this Agreement and the other Loan Documents (including for purposes of this Section, participations in Letters of Credit, Letter of Credit Advances and in Swing Line Loans) to the Replacement Lender pursuant to Section 10.7; provided, however, that neither the Administrative Agent nor any Lender shall have any obligation to identify or locate a Replacement Lender for the Borrowers (it being expressly agreed that in such circumstances it AGCO’s obligation to identify or locate a Replacement Lender). Upon receipt by any Affected Lender of a written notice from the Administrative Agent stating that the Administrative Agent or AGCO is exercising the replacement right set forth in this Section, such Affected Lender shall sell and assign all of its rights and obligations under this Agreement and the other Loan Documents (including for purposes of this Section, participations in Letters of Credit, Letter of Credit Advances and in Swing Line Loans) to the Replacement Lender pursuant to an Assignment and Acceptance and Section 10.7 for a purchase price equal to the sum of the principal amount of such Affected Lender’s Loans so sold and assigned, all accrued and unpaid interest thereon and its ratable share of all fees to which it is entitled through the assignment date. then, so long as such condition occurs and is continuing with respect to any Lender (a “Replaced Lender”), AGCO may designate a Person (a “Replacement Lender”) that is an Eligible Assignee (and acceptable to the Administrative Agent) to assume such Replaced Lender’s Commitment hereunder and to purchase any Loans by such Replaced Lender and such Replaced Lender’s rights hereunder, without recourse to or representation or warranty by, or expense to, such Replaced Lender, for a purchase price equal to the outstanding principal amount of the Loans by such Replaced Lender, plus any accrued but unpaid interest on such Loans and accrued but unpaid fees and other amounts owing to such Replaced Lender.
     Subject to the execution and delivery to the Administrative Agent and the Affected Lender by the Replacement Lender of an Assignment and Acceptance (and the approval thereof by the applicable Persons specified in Section 10.7(a)(iv)) and the payment to the Administrative Agent by AGCO on behalf of such Affected Lender of the assignment fee specified in Section 10.7(a)(v), the Replacement Lender shall succeed to the rights and obligations of such Affected Replaced Lender hereunder and such Affected Replaced Lender shall no longer be a party hereto or have any rights hereunder; provided that the obligations of the Borrowers to such Affected

Lender under Sections 11.1, 11.2, 11.3 and 11.4 with respect to events occurring or obligations arising before or as a result of such replacement shall survive such replacement.
     AGCO may not exercise its rights under this Section with respect to any Lender if a Default has occurred and is continuing.
ARTICLE 12.
JURISDICTION
          Section 12.1 Consent to Jurisdiction. Each Borrower irrevocably:
          (a) submits to the jurisdiction of any New York State or Federal court sitting in New York City and any appellate court from any thereof in any action or proceeding arising out of or relating to any Loan Document;
          (b) agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or in such Federal court;
          (c) waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding;
          (d) consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Borrower at its address specified in Section 10.2; and
          (e) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          Nothing in this Section shall affect the right of either Agent or any Lender to serve legal process in any other manner permitted by law or affect the right of either Agent or any Lender to bring any action or proceeding against any Borrower or its property in the courts of other jurisdictions.
          Each Borrower irrevocably appoints and designates AGCO as its agent for service of process and, without limitation of any other method of service, consents to service of process by mail at the address of AGCO for delivery of notices specified in Section 10.2.
          Section 12.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law principles thereof insofar as such principles would defer to the substantive laws of some other jurisdiction.
          Section 12.3 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
          Section 12.4 No Liability of the Issuing Bank. Each Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither Issuing Bank nor any of its officers or directors shall be liable or responsible for:
          (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;
          (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;
          (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or
          (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit;
          (e) except that no Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to a Borrower, to the extent of any direct, but not consequential, damages suffered by such Borrower that such Borrower proves were caused by:
                    (i) such Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit; or
                    (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit.
          In furtherance and not in limitation of the foregoing, either Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.
          Section 12.5 Certain Cash Deposits. If, as of the 15th day of the first complete calendar month after the end of the each fiscal quarter of AGCO (or, if such 15th day is not a Business Day, the next-following Business Day), the Outstandings shall exceed one hundred five percent (105%) of the Total Commitments (the “Currency Exchange Excess”) and to the extent that a Borrower is not required on such date to prepay Revolving Loans in an aggregate principal amount equal to the Currency Exchange Excess pursuant to Section 2.4(b)(ii), AGCO will, promptly after a request therefor by the Administrative Agent, deposit in same-day funds at the Administrative Agent’s office designated in such request, for deposit in such interest-bearing account as the Administrative Agent shall specify (the “Borrower Cash Collateral Account”), an amount equal to the Currency Exchange Excess (net of any prepayment pursuant to Section

2.4(b)(ii)). The Borrower Cash Collateral Account shall be in the name and under the sole dominion and control of the Administrative Agent. The Administrative Agent shall have no obligation to invest any amounts on deposit in the Borrower Cash Collateral Account. AGCO grants to the Administrative Agent, for its benefit and the benefit of the Lenders, a lien on and security interest in the Borrower Cash Collateral Account and all amounts from time to time on deposit therein as collateral security for the performance of AGCO’ s obligations under this Agreement and the other Loan Documents. The Administrative Agent shall have all rights and remedies available to it under applicable law with respect to the Borrower Cash Collateral Account and all amounts on deposit therein. Promptly after any date on which there shall occur a reduction in the amount of the Currency Exchange Excess, the Administrative Agent will return to AGCO, free and clear of any Lien under this section, an amount equal to the excess of amounts then on deposit in the Borrower Cash Collateral Account (including accrued interest) over the amount of the Currency Exchange Excess as of the date of and after giving effect to such reduction.
          Section 12.6 Waiver of Jury Trial. EACH BORROWER, EACH AGENT, EACH ISSUING BANK AND EACH LENDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE LOANS OR THE ACTIONS OF EITHER AGENT, ANY ISSUING BANK OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.
ARTICLE 13.
CONFIDENTIALITY
     The Administrative Agent and the Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrowers and their Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by the Administrative Agent and the Lenders in a confidential manner, and shall not be disclosed by the Administrative Agent and the Lenders to Persons who are not parties to this Agreement, except: (a) to attorneys for and other advisors, accountants, auditors, and consultants to any Lender of any Issuing Bank, (b) to Subsidiaries and Affiliates of any Lender or any Issuing Bank, provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Article 13, (c) as may be required by statute, decision or other judicial or administrative order, rule, or regulation, (d) as may be agreed to in advance by Borrowers or their Subsidiaries or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by the Administrative Agent or the Lenders), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of any Lender’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to in writing to receive such information hereunder subject to the terms of this Article, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. The provisions of this Article 13 shall survive for two (2) years after the payment in full of the Obligations. Anything contained herein or in any other Loan Document to the contrary notwithstanding, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated hereby, shall not apply to the federal tax structure or federal tax treatment of such transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all Persons, without limitation of any kind, the federal tax structure and federal tax treatment of such transactions (including all written materials related to such tax structure and tax treatment). The preceding sentence is intended to cause the transactions contemplated hereby to not be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the tax structure of the transactions contemplated hereby or any tax matter or tax idea related thereto.
[SIGNATURE PAGES TO FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first-above written.

BORROWERS:	AGCO CORPORATION

	By:	/s/ David Williams

Name: David Williams
Title: VP — Treasurer

AGCO INTERNATIONAL LIMITED

	By:	/s/ Roger N. Batkin

Name: Roger N. Batkin
Title: Director

AGCO INTERNATIONAL HOLDINGS B.V.

	By:	/s/ Roger N. Batkin

Name: Roger N. Batkin
Title: Director
Credit Agreement

ADMINISTRATIVE AGENT:	COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH, as the Administrative Agent

	By:	/s/ Stephanie DeBeer

Name: Stephanie DeBeer
Title: Managing Director

	By:	/s/ Rebecca O. Morrow

Name: Rebecca O. Morrow
Title: Executive Director
Credit Agreement